UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GTC BIOTHERAPEUTICS, INC.,
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

175 Crossing Boulevard
Framingham, Massachusetts 01702
(508) 620-9700

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 24, 2008
____________________

     The 2008 Annual Meeting of Stockholders of GTC Biotherapeutics, Inc., or GTC, will be held in the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 10:00 a.m. local time on Tuesday, June 24, 2008 for the following purposes:

1.	To elect four directors to serve until our 2011 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To grant the Board of Directors the discretionary authority to effect a reverse stock split of the issued and outstanding shares of our common stock;

3.	To amend our 2003 Employee Stock Purchase Plan to add 1,000,000 shares of common stock to the reserve of shares under the plan, and to provide that rights may be offered to purchase any shares until 10 years after the most recent date shares have been approved by stockholders for issuance under the plan; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year.

     To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only GTC stockholders of record at the close of business on May 12, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournments.

     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or Internet. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner
Clerk

May 21, 2008

i

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	22
Votes Required	22
Recommendation of the Board of Directors	22
BOARD OF DIRECTORS AND COMMITTEES	23
General	23
Independence	23
Board Meetings and Committees	23
Stockholder Communications	23
Audit Committee	23
Compensation Committee	24
Nominating and Corporate Governance Committee	24
Compensation Committee Interlocks and Insider Participation	25
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	26
Compensation Discussion & Analysis	26
Compensation Committee Report	31
Summary Compensation Table	32
Grants of Plan-Based Awards	33
Outstanding Equity Awards at Fiscal Year-End 2007	34
Option Exercises and Stock Vested	36
Payments Upon Termination or Change-In-Control	36
Severance and Change-in-Control Agreements and Provisions	36
Director Compensation	40
RELATED PERSON TRANSACTIONS.	43
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Report of the Audit Committee	44
Independent Registered Public Accountants’ Fees and Other Matters	45
ADDITIONAL INFORMATION	46
Deadline for Stockholder Proposals and Director Nominations	46
Householding of Annual Meeting Materials	46
Annual Report and Other SEC Filings	46
ANNEX A – Proposed Amendment to GTC Biotherapeutics, Inc. Amended and Restated
Articles of Organization	A-1
ANNEX B – Proposed GTC Biotherapeutics, Inc. 2003 Employee Stock Purchase Plan, as amended	B-1

ii

____________________

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 24, 2008
____________________

     Our Board of Directors is soliciting proxies with the enclosed proxy card for use at the 2008 Annual Meeting of Stockholders to be held in the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, at 10:00 a.m. local time on Tuesday, June 24, 2008, and at any adjournments thereof. This proxy statement and the accompanying proxy card are first being provided to our stockholders on or about May 21, 2008.

GENERAL INFORMATION ABOUT VOTING

     Who can vote. You may vote your shares of our stock at the annual meeting if you were a stockholder of record at the close of business on May 12, 2008. On May 12, 2008, there were (i) 102,792,512 shares of common stock outstanding, and (ii) 115 shares of our Series D preferred stock outstanding, which are convertible into a total of 115,000 shares of our common stock.

     How many votes do you have. You have one vote for each share of common stock that you owned at the close of business on May 12, 2008, which is shown on your proxy card or other voting instruction form. Each share of Series D preferred stock is convertible into 1,000 shares of common stock and entitled to one vote for each share of common stock into which it is convertible.

     How to vote your shares in person. If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account), you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on May 12, 2008 in order to be admitted to the meeting. To be able to vote, you will need to obtain a proxy from the brokerage firm or bank that is the holder of record of your shares.

     How to vote your shares by proxy card. If you choose to vote by proxy card, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

     How to vote your shares by telephone or Internet. Instead of submitting your vote by mail on the enclosed proxy card, you may vote by telephone or Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name”. In either case, you must follow the procedures described on your proxy card.

     In order to vote by telephone or Internet, please have the enclosed proxy card available with you, and call the number or go to the website listed on the proxy card and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

     We encourage you to vote by Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by email. This lowers our costs and speeds delivery to you.

     Who to contact for additional information. If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor, The Altman Group, at (800) 287-0142.

     Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be as follows:

1.	To elect four directors to serve until our 2011 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To grant the Board of Directors the discretionary authority to effect a reverse stock split of the issued and outstanding shares of our common stock;

3.	To amend our 2003 Employee Stock Purchase Plan to add 1,000,000 shares of common stock to the reserve of shares under the plan, and to provide that rights may be offered to purchase any shares until 10 years after the most recent date shares have been approved by stockholders for issuance under the plan; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year.

     To transact such other business as may properly come before the meeting or any adjournments thereof.

     Quorum. A quorum of stockholders is required to transact business at the meeting. A majority in interest of the outstanding shares of capital stock entitled to vote and represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.

     Number of votes required. The number of votes required to approve the proposals scheduled to be presented at the meeting is as follows:

Proposal	Required Vote for Approval
The election of each nominee as Director.	Affirmative vote representing a plurality of the votes cast for or against the nominee.
The grant to the Board of Directors of discretionary authority to effect a reverse stock split.	Affirmative vote of the holders of a majority of all outstanding shares of our stock entitled to vote on this proposal.
The amendment of the 2003 Employee Stock Purchase Plan.	Affirmative vote representing a majority of the votes present, or represented by proxy, and entitled to vote at the meeting.
The ratification of the appointment of PricewaterhouseCoopers LLP.	Affirmative vote representing a majority of the votes present, or represented by proxy, and entitled to vote at the meeting.

     Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the regulations of The NASDAQ Stock Market, or NASDAQ, from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes
The election of each nominee as Director.	Will be disregarded and not treated as votes cast and, therefore, will not affect the outcome of the election.
The grant to the Board of Directors of discretionary authority to effect a reverse stock split.	Will have the effect of a vote against the proposal, which requires affirmative vote of a majority over stock outstanding.
The amendment of the 2003 Employee Stock Purchase Plan.
  Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a vote against the proposal.

The ratification of the appointment of PricewaterhouseCoopers LLP.
  Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a vote against the proposal.

     Discretionary voting by proxies on other matters. If other matters are properly presented for consideration at the annual meeting, the persons named as proxies on the proxy card, or designated by telephonic or Internet vote, will have the authority to vote on those matters for you as they determine. Aside from the four proposals listed above, we do not know of any other proposals that may be presented at the annual meeting.

     How you may revoke your proxy. You may revoke the proxy authority granted by your proxy card at any time before its exercise by submitting a written revocation or a new duly executed proxy card bearing a later date to GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Nathaniel S. Gardiner, Corporate Clerk. You may revoke the proxy authority granted by telephone or Internet in accordance with the instructions provided on the website or by calling the number set forth on your proxy card which in either case must be done before 11:59 P.M. Eastern Time the day before the meeting date. Previously granted proxy authority may also be revoked by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements in time with your broker or bank to vote your shares in person or to revoke your proxy.

     Voting results. We expect to report the voting results from the annual meeting in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008, which we plan to file with the Securities and Exchange Commission in August 2008.

     Expenses of solicitation. We will bear all costs of soliciting proxies. We have hired a proxy solicitation firm, the Altman Group, to assist in soliciting proxies for an anticipated fee of approximately $20,000, plus reasonable out-of-pocket expenses. We will also, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and email, without additional remuneration.

     No appraisal rights. There are no appraisal rights associated with any of the proposals being considered at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount of our common stock and Series D preferred stock beneficially owned as of April 21, 2008 by:

  persons known by us to be beneficial owners of more than 5% of our common stock or Series D preferred stock;

  our principal executive officer, principal financial officer and our three other most highly compensated executive officers, whom we refer to as our “named executives”;

  our directors and each nominee seeking re-election as a director; and

  all of our current executive officers and directors as a group.

     The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before June 20, 2008 by exercising a stock option or other right to acquire shares. Unless otherwise indicated, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. For each person listed below, the percentage ownership of common stock set forth under “Percent of Class” was calculated based on the 102,792,512 shares of common stock outstanding on April 21, 2008, plus any shares that person could acquire upon the exercise of any options or other rights exercisable on or before June 20, 2008. The percentage ownership of Series D preferred stock set forth under “Percent of Class” was calculated based on the 115 shares of Series D preferred stock outstanding on April 21, 2008.

		Number of Shares	Percent of
Title of Class	Beneficial Owner	Beneficially Owned	Class
Common Stock
	LFB Biotechnologies, S.A.S.U. (1)
	3, avenue des Tropiques Les Ulis - 91940
	Courtaboeuf Cedex - France	20,263,404	19.7%
	William Harris Investors, Inc. (2)
	191 North Wacker Drive, Suite 1500 Chicago,
	IL 60606	6,838,512	6.6%
	Sonora Investment Management, LLC (3)
	2343 E Broadway Blvd, Suite 116 Tucson,
	AZ 85719	5,196,594	5.1%
	Geoffrey F. Cox (4)	1,263,489	1.2%
	Robert W. Baldridge (5)	95,075	*
	Kenneth A. Bauer (6)	52,500	*
	Christian Béchon (7)	57,506	*
	Francis J. Bullock (8)	109,564	*
	James A. Geraghty (9)	220,829	*
	May Ann Gray (10)	26,000	*
	Michael J. Landine (11)	52,500	*
	Pamela W. McNamara (12)	77,995	*
	Marvin L. Miller (13)	77,911	*
	Alan W. Tuck (14)	89,410	*
	John B. Green (15)	477,531	*
	Gregory F. Liposky (16)	365,919	*
	Harry M. Meade (17)	468,558	*
	Daniel S. Woloshen (18)	328,835	*
	All executive officers and directors as a group
	(16 persons)(19)	4,033,197	3.82%

		Number of Shares	Percent of
Title of Class	Beneficial Owner	Beneficially Owned	Class
Series D
Preferred Stock
	LFB Biotechnologies, S.A.S.U. (20)	115	100%
____________________

*	Less than 1%.

(1)	Based on information contained in this holder’s most recent Schedule 13D/A filed on February 25, 2008. Includes 20,148,404 shares owned and 115,000 shares issuable upon conversion of 115 shares of Series D convertible preferred stock. LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies.

(2)	Based on information contained in this holder’s most recent Schedule 13G/A filed on February 13, 2008. Includes warrants exercisable for 817,500 shares.

(3)	Based on information contained in this holder’s Schedule 13G filed on March 14, 2008.

(4)	Includes 424,517 shares owned directly by Dr. Cox (including 4,000 shares owned jointly with his grandchildren), 21,172 shares beneficially owned by Dr. Cox and held in our 401(k) plan, 4,000 shares held by Dr. Cox indirectly as custodian for his grandchildren and 813,800 shares issuable to Dr. Cox upon the exercise of outstanding options exercisable on or before June 20, 2008.

(5)	Includes 5,075 shares owned directly by Mr. Baldridge and 90,000 shares issuable to Mr. Baldridge upon the exercise of outstanding options exercisable on or before June 20, 2008.

(6)	Includes 52,500 shares issuable to Dr. Bauer upon the exercise of outstanding options exercisable on or before June 20, 2008.

(7)	Includes 27,506 shares owned directly by Mr. Béchon and 30,000 shares issuable to Mr. Béchon upon the exercise of outstanding options exercisable on or before June 20, 2008. Mr. Béchon’s beneficial ownership excludes the 20,148,404 shares directly owned, and 115,000 shares issuable upon conversion of the 115 shares of Series D convertible preferred stock directly owned, by LFB Biotechnologies, of which Mr. Béchon is President and Chief Executive Officer. Mr. Béchon is also an executive officer of the parent of LFB Biotechnologies, Laboratoire Francais du Fractionnement et des Biotechnologies, which is wholly owned by the government of France, but he disclaims beneficial ownership of such shares.

(8)	Includes 14,064 shares owned directly by Dr. Bullock and 95,500 shares issuable to Dr. Bullock upon the exercise of outstanding options exercisable on or before June 20, 2008.

(9)	Includes 91,946 shares owned directly by Mr. Geraghty, 1,383 shares beneficially owned by Mr. Geraghty and held in our 401(k) plan and 127,500 shares issuable to Mr. Geraghty upon the exercise of outstanding options exercisable on or before June 20, 2008.

(10)	Includes 11,000 shares owned directly by Dr. Gray and 15,000 shares issuable to Dr. Gray upon the exercise of outstanding options exercisable on or before June 20, 2008.

(11)	Includes 52,500 shares issuable to Mr. Landine upon the exercise of outstanding options exercisable on or before June 20, 2008.

(12)	Includes 10,495 shares owned directly by Ms. McNamara and 67,500 shares issuable to Ms. McNamara upon the exercise of outstanding options exercisable on or before June 20, 2008.

(13)	Includes 10,411 shares owned directly by Mr. Miller and 67,500 shares issuable to Mr. Miller upon the exercise of outstanding options exercisable on or before June 20, 2008.

(14)	Includes 9,410 shares owned directly by Mr. Tuck, 7,000 shares held by Mr. Tuck in his Individual Retirement Account and 73,000 shares issuable to Mr. Tuck upon the exercise of outstanding options exercisable on or before June 20, 2008.

(15)	Includes 120,170 shares owned directly by Mr. Green, 36,960 shares beneficially owned by Mr. Green and held in our 401(k) plan, and 320,401 shares issuable to Mr. Green upon the exercise of outstanding options exercisable on or before June 20, 2008.

(16)	Includes 45,336 shares owned directly by Mr. Liposky, 30,783 shares beneficially owned by Mr. Liposky and held in our 401(k) plan, and 289,800 shares issuable to Mr. Liposky upon the exercise of outstanding options exercisable on or before June 20, 2008.

(17)	Includes 134,212 shares owned directly by Dr. Meade, 30,770 shares beneficially owned by Dr. Meade and held in our 401(k) plan, and 303,576 shares issuable to Dr. Meade upon the exercise of outstanding options exercisable on or before June 20, 2008.

(18)	Includes 78,825 shares owned directly by Mr. Woloshen, 30,610 shares beneficially owned by Mr. Woloshen and held in our 401(k) plan, and 219,400 shares issuable to Mr. Woloshen upon the exercise of outstanding options exercisable on or before June 20, 2008.

(19)	Excludes the 20,148,404 shares directly owned, and 115,000 shares issuable upon conversion of the 115 shares of Series D convertible preferred stock directly owned, by LFB Biotechnologies, of which Mr. Béchon is President and Chief Executive Officer.

(20)	LFB Biotechnologies, as a wholly owned subsidiary, shares voting and dispositive power over these securities with its parent, Laboratoire Francais du Fractionnement et des Biotechnologies. Mr. Béchon is an executive officer of both companies, but he disclaims beneficial ownership of the shares. See Note (8) above in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons owning more than 10% of any class of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of those reports. Based solely upon our review of copies of reports received by us or written representations from reporting persons that no reports were required, we believe that during the fiscal year ended December 30, 2007, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except in the following instances: In March 2007, Mr. Green, Mr. Liposky, Dr. Meade, Mr. Scotland and Mr. Woloshen each filed one late Form 4 reporting one transaction four days late, and in June 2007, Dr. Cox and Mr. Green each filed one late Form 4 reporting one transaction one week late.

PROPOSAL 1 –
ELECTION OF DIRECTORS

     Stockholders are being asked to elect four members to our Board of Directors. Our Board has currently fixed the number of directors at eleven. Under our Amended and Restated Articles of Organization, as amended, our Board is divided into three classes with staggered three year terms, with each class being as nearly equal in number of directors as possible. The directors in each class serve a term of three years and until their successors are elected and qualified.

     At the upcoming annual meeting each of the four following directors has been nominated to serve a term of office of three years and until a successor is elected and qualified:

  Francis J. Bullock

  Geoffrey F. Cox

  Mary Ann Gray

  Alan W. Tuck

     Each nominee has consented to such nomination and is expected to stand for election. However, if any nominee is unable to serve, proxies will be voted for any replacement candidate recommended by our Nominating and Governance Committee and nominated by our Board. Biographical information for each of the nominees is set forth below under “Director Biographical Information.”

Vote Required

     Each director nominee must be elected by a plurality of votes cast. Votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.

Recommendation of our Board of Directors

Our Board recommends that stockholders vote for the election of each of the nominees for director.

DIRECTOR BIOGRAPHICAL INFORMATION

     Set forth below is biographical information about the nominees for director whose terms expire at the 2008 annual meeting and the two other classes of our current directors whose term of office will continue after the meeting.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Francis J. Bullock* Age: 71	Dr. Bullock has served as a director since 1994. Dr. Bullock is a self-employed independent consultant. He was a senior consultant with Arthur D. Little, Inc. and with Strategic Decisions Group from September 1993 to March 2003, and Senior Vice President, Research Operations at Schering-Plough Research Institute from 1981 until August 1993. Dr. Bullock is also a director of Array Biopharma, Inc., a biopharmaceutical company.	2008

Geoffrey F. Cox* Age: 64	Dr. Cox has served as our Chairman of the Board, Chief Executive Officer and President since July 2001, after being elected a director in May 2001. From 1997 to June 2001, he was Chairman and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. In 1984, Dr. Cox joined Genzyme Corporation in the U.K. and, in 1988, became Senior Vice President of Operations in the United States. Subsequently, Dr. Cox was promoted to Executive Vice President of Operations of Genzyme, and was also responsible for the pharmaceutical, diagnostic and genetics business units until 1997. Prior to joining Genzyme, Dr. Cox was General Manager of the U.K. manufacturing operations for Gist-Brocades. Dr. Cox also serves as a non-executive Chairman of the Board of Nabi Biopharmaceuticals and serves on the Board of the Biotechnology Industry Organization and the Board of the Massachusetts Biotechnology Council. Dr. Cox received a Ph.D. in Biochemistry from the University of East Anglia U.K. and a BSc (Hons) in Biochemistry from the University of Birmingham U.K.	2008

Mary Ann Gray* Age: 55	Dr. Gray has served as a director since December 2007. Since July 2003, Dr. Gray has been President of Gray Strategic Advisors, LLC, a strategic planning and advisory firm for biotechnology companies. She also is a director of Telik, Inc., Dyax Corp., and Acadia Pharmaceuticals, all of which are biotechnology companies. Previously, Dr. Gray was Portfolio Manager of Federated Kaufmann Fund from 1999 to July 2003. Dr. Gray has also been a senior biotechnology analyst at Raymond James & Associates, Warburg Dillon Read, and Kidder Peabody & Company. Dr. Gray served as a senior scientist at Schering-Plough Research and NeoRx Corporation.	2008

Alan W. Tuck* Age: 59	Mr. Tuck has served as a director since 1993. He is a partner of The Bridgespan Group, a nonprofit consulting organization where he has worked since April 2001. Mr. Tuck retired in June 2000 as Chief Strategic Officer of Organogenesis Inc., a tissue engineering firm where he had been since July 1997. From February 1992 through May 1996, Mr. Tuck was President and Chief Executive Officer of T Cell Sciences, Inc. Mr. Tuck is also a director of Apogee Technology, Inc., a developer of nanotechnology products.	2008
____________________

*	A current nominee for election as director.

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Kenneth A. Bauer Age: 58	Dr. Bauer has served as a director since December 2004. He has been a Director of Thrombosis Clinical Research at Beth Israel Deaconess Medical Center since 1997 and has been a Professor of Medicine at Harvard Medical School since 2004, where he has been on the faculty since 1982. Dr. Bauer’s research interests include development of novel laboratory techniques for the detection of prothrombotic states and clinical evaluation of new antithrombotic drugs. Dr. Bauer is the former Chairman of the Council for the International Society on Thrombosis and Haemostasis. Dr. Bauer received his Bachelor and Master of Science degrees from the Massachusetts Institute of Technology, and obtained his medical education at Stanford University School of Medicine. He completed subspecialty training in medical oncology and hematology at Dana Farber Cancer Institute and Beth Israel Hospital in Boston.	2009

Christian Béchon Age: 48	Mr. Béchon has served as a director since December 2006, when he was designated to be a director by LFB Biotechnologies, S.A.S.U., referred to as LFB, pursuant to LFB’s designation right, which we granted to them in connection with the Stock and Note Purchase Agreement between us and LFB dated September 29, 2006. He is Chairman and Chief Executive Officer of Laboratoire Francais du Fractionnement et des Biotechnologies S.A. and President of LFB. Prior to joining LFB, Mr. Béchon was a consultant for the Boston Consulting Group from January 2005 to January 2006. He was a senior judge in the Court of Accounts from May 2004 to January 2005. Mr. Béchon was Chief of Staff with the French Ministry of Industry from May 2002 to May 2004.	2009

Pamela W. McNamara Age: 50	Ms. McNamara has served as a director since July 2002. Since October 2003, Ms. McNamara has been Chief Executive Officer of CRF, Inc., a clinical trial data management and mobile technology company. Prior to joining CRF, Ms. McNamara was a private consultant. Ms. McNamara was appointed Chief Executive Officer of Arthur D. Little, Inc., a global management and technology firm, from 2001 to February 2002, to develop plans to restructure, reorganize or divest the firm’s viable business units. In February 2002, Arthur D. Little filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code to provide a framework under which these plans could be executed. Ms. McNamara served as Managing Director of Arthur D. Little from 1997 to 2001, and had been a partner since 1992, focusing on the pharmaceutical and biotechnology industries.	2009

		Present
		Term
Name and Age	Business Experience and Other Directorships	Expires
Marvin L. Miller Age: 71	Mr. Miller has served as a director since October 2002. Mr. Miller is a private consultant. Mr. Miller was Executive Chairman of Onconova Therapeutics, Inc. from 2002 to 2006. Mr. Miller retired in 2002 as President and Chief Executive Officer of Nextran, a subsidiary of Baxter Healthcare Corporation. Before joining Nextran in 1995, Mr. Miller served as Vice President of Biotechnology Licensing for the Pharmaceutical and Agricultural Divisions of American Cyanamid Company since 1987. Previously, Mr. Miller was a Vice President of Johnson & Johnson International from 1983 to 1986. Mr. Miller is a director of Unigene Laboratories, Inc., Tepnel Life Sciences, Plc and Onconova Therapeutics, Inc., all biotechnology companies, and the National Center for Genome Resources, a non-profit research center.	2009

Robert W. Baldridge Age: 73	Mr. Baldridge has served as a director since 1994. He provided consulting services to us from October 1994 to October 2000 and has served as an independent business consultant since June 1988. Mr. Baldridge served as Chief Executive Officer and Chairman of TSI Corporation from 1993 to 1994.	2010

James A. Geraghty Age: 53	Mr. Geraghty has served as a director since February 1993, and held the role of Chairman of our Board of Directors from January 1998 to July 2001. He has served as Senior Vice President of Genzyme Corporation since January 2001, and prior to that served as President of Genzyme Europe from July 1998 to December 2000. Mr. Geraghty was our President and Chief Executive Officer from our incorporation in February 1993 until July 1998.	2010

Michael J. Landine Age: 54	Mr. Landine has served as a director since December 2004. As Senior Vice President, Corporate Development, Mr. Landine currently guides all areas of corporate development at Alkermes, Inc., a biotechnology company, having been appointed Vice President, Corporate Development in 1999. Mr. Landine joined Alkermes in 1988 as Vice President and Chief Financial Officer, a position he held for ten years. Previously, he was the Chief Financial Officer of The Walker Magnetics Group, Inc., an international manufacturer of industrial equipment. Mr. Landine is a director of Expressive Constructs, Inc., a privately-held life sciences company, and Kopin Corporation, Inc., a manufacturer of high definition imaging products. He is also an advisor to the Board of Directors of The Walker Magnetics Group, Inc. Mr. Landine received a B.S. in Accounting from Bentley College and is a Certified Public Accountant.	2010

PROPOSAL 2 –
TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A
REVERSE STOCK SPLIT

General

     We are seeking stockholder approval to grant the Board discretionary authority to amend our Amended and Restated Articles of Organization to effect a reverse stock split of the issued and outstanding shares of our common stock (such split to combine a whole number of outstanding shares of our common stock in a range of not less than five and not more than twenty shares, into one share of common stock) at any time prior to our 2009 Annual Meeting of stockholders. The full text of the proposed amendment to our Amended and Restated Articles of Organization is attached to this proxy statement as Annex A. Our Board of Directors unanimously approved, and recommended seeking stockholder approval of, this proposal on April 25, 2008.

     If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect the reverse stock split. The Board may effect only one reverse stock split as a result of this authorization. The Board believes that approval of this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables us to act in the best interests of our stockholders. Even if the stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of stockholders.

     The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our common stock and compliance with the continued listing requirements of the Nasdaq Global Market. In particular, the Board will take into consideration the fact that we have received notice from the Nasdaq Stock Market that we will be delisted from the Nasdaq Global Market if we do not meet the minimum bid price requirement of $1.00 per share by July 15, 2008, and the Board intends to take appropriate action to avoid that delisting.

     The form of the proposed amendment to our Amended and Restated Articles of Organization to effect the reverse stock split will not change the number of authorized shares of common stock or preferred stock, the par value of common stock or preferred stock or the relative voting power of our stockholders. The reverse stock split, if effected, will affect all of our holders of common stock uniformly.

     The reverse stock split is not part of any plan or proposal to take us private. To the contrary, the reverse stock split is intended to enable us to remain public and for our securities to remain tradable on the Nasdaq Global Market.

     There are certain risks associated with the reverse stock split, and we can not accurately predict or assure that the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, our Board believes that the benefits to our company and our stockholders outweigh the risks and recommends that you vote in favor of the reverse stock split proposal.

Reasons for the Reverse Stock Split

     The primary purpose for effecting the reverse stock split would be to increase the per share price of our common stock. The Board of Directors believes that effecting the reverse stock split would, among other things, help us:

  maintain the listing of our common stock on the Nasdaq Global Market; and

  generate greater investor interest in us and assist in capital-raising efforts.

     The reverse stock split would reduce the number of shares of our common stock outstanding without reducing the total number of authorized shares of common stock. As a result, the reverse stock split would also have the effect of increasing the number of shares of our authorized but unissued common stock.

Continued Listing on the Nasdaq Global Market

     Our common stock is quoted on the Nasdaq Global Market under the symbol “GTCB.” On January 18, 2008, we reported that we had received a notice from the Listings Department of the Nasdaq Stock Market advising us that the bid price of our common stock had closed below $1.00 per share for the previous 30 consecutive trading days and that, in accordance with Nasdaq rules, we would be provided 180 calendar days to regain compliance with the minimum bid price requirement under the rules for continued listing. In accordance with this notice, we have until July 15, 2008 to regain compliance with this minimum bid price requirement. Compliance will be regained if the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, which period may be extended to generally no more than 20 consecutive trading days, before determining that we have demonstrated an ability to maintain long-term compliance, at Nasdaq’s discretion. Since January 18, 2008 we have been unable to regain compliance with the minimum bid price requirement, and on April 30, 2008 our common stock closed at $0.62 per share.

     The Board of Directors unanimously approved the reverse stock split partly as a means of increasing the share price of our common stock to above $1.00 per share. We believe that approval of this proposal will provide us with the ability to meet the continued listing requirements for the Nasdaq Global Market. If the Board decides to effect the reverse stock split, it will seek to set the applicable ratio to increase our stock price sufficiently above the $1.00 minimum bid price required for continued listing on the Nasdaq Global Market so that we would not be faced with delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.

     We may also elect to apply to transfer our common stock from the Nasdaq Global Market to the Nasdaq Capital Market if we satisfy all requirements, other than the minimum closing bid price requirement, for initial inclusion in that market. If we make such an election and our transfer application is approved, we will be eligible to regain compliance with the minimum closing bid price requirement until 180 days after the end of the first 180-day period. If, at the conclusion of either or both of the 180-day periods, we have not achieved compliance, we may appeal Nasdaq’s determination to delist our common stock to the Nasdaq Hearing Panel.

     If our common stock were delisted, the stock would then be eligible for quotation on the Over-The-Counter (OTC) Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the “pink sheets”. If that occurs, the liquidity and marketability of shares of our common stock would decrease. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock. In addition, if our common stock were to be delisted and the trading price of the common stock were to continue to be less than $1.00 per share, trading in our common stock would be subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers might discourage broker-dealers from effecting transactions in our common stock, which might further affect the liquidity of our common stock. For the above reasons, we believe that current and prospective investors will view an investment in our common stock more favorably if the shares remain listed on the Nasdaq Global Market than if our common stock trades only on the OTC Bulletin Board or similar trading systems.

     If our common stock’s closing bid price satisfies the minimum closing bid price rule prior to approval of this proposal, we may still effect the reverse stock split if stockholders approve this proposal and if our Board of Directors determines that effecting the reverse stock split would be in the best interests of our company and our shareholders.

Increased Investor Interest and Assistance in Capital-Raising Efforts

     In addition to the investor-related benefits of continued listing on the Nasdaq Global Market, an increase in our stock price may make our common stock more attractive to members of the investor community. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may be reluctant to invest in lower-priced stocks.

Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. By increasing the price of our common stock, the Board believes that a reverse stock split would increase the number of potential investors and the level of investor interest in our common stock.

     The Board also believes that the reverse stock split would facilitate our efforts to raise the additional capital that will be needed to fund our continued operations. A reverse stock split would increase the number of authorized but unissued shares from which to issue additional shares of common stock, or securities convertible or exercisable into shares of common stock, in equity financing transactions. We currently have no immediate intended uses for the additional shares that would be available for issuance following the reverse stock split. However, based on our current business plan, we will require significant additional capital to fund our operations in 2008. Accordingly, we are actively considering several sources of capital, including potential collaborations, strategic investors and the issuance of additional equity or debt securities, although as of the date of this proxy statement no such plans, agreements or understandings are in place with respect to any of these potential sources of funds.

Certain Risks Associated with the Reverse Stock Split

     Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our common stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. For example, even if the bid price of our common stock exceeded Nasdaq’s minimum requirement for continued listing on the Nasdaq Global Market, the price may not remain above the minimum for the number of trading days required to regain compliance. Moreover, the increase in our common stock price resulting from the reverse stock split, even if maintained, may not guarantee investor interest.

Principal Effects of the Reverse Stock Split

     The reverse stock split will decrease the number of our issued and outstanding shares of common stock in accordance with the exchange ratio determined by the Board of Directors. The reverse stock split will be effected simultaneously for all of our common stock, and the exchange ratio will be the same for all shares of common stock. The reverse stock split will affect all of our stockholders uniformly and will not adversely affect or dilute any stockholder’s percentage ownership interests in us, except adjustments to individual holdings as a result of the payment of cash for fractional shares, as described below. The reverse stock split will not affect the relative voting or other rights that accompany the shares of our common stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect our securities law reporting and disclose obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     In addition to the change in the number of shares of common stock outstanding, the reverse stock split would have the following effects:

     Increase the per share price of our common stock. By effectively condensing a number of pre-split shares into one share of common stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

     Increase in the number of shares of common stock available for future issuance. By reducing the number of shares outstanding without a corresponding reduction in the number of shares of authorized but unissued common stock, the reverse stock split will have the effect of increasing the number of authorized but unissued shares.

     The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding stock options and warrants and (c) authorized but unreserved for issuance, upon the implementation of the reverse stock split at each ratio from one-for-five to one-for-twenty based on our capitalization at December 30, 2007.

		(B)
	(A)	Shares Authorized	(C)
	Shares Issued	and Reserved for	Shares Authorized
As of December 30, 2007	and Outstanding	Issuance	but Unreserved	Total Authorized
Pre-split	92,784,186 (1)	22,247,794	84,968,020	200,000,000
If 1-for-5 Stock Split Enacted	18,556,837	4,449,559	176,993,604	200,000,000
If 1-for-6 Stock Split Enacted	15,464,031	3,707,966	180,828,003	200,000,000
If 1-for-7 Stock Split Enacted	13,254,884	3,178,256	183,566,860	200,000,000
If 1-for-8 Stock Split Enacted	11,598,023	2,780,974	185,621,003	200,000,000
If 1-for-9 Stock Split Enacted	10,309,354	2,471,977	187,218,669	200,000,000
If 1-for-10 Stock Split Enacted	9,278,419	2,224,779	188,496,802	200,000,000
If 1-for-11 Stock Split Enacted	8,434,926	2,022,527	189,542,547	200,000,000
If 1-for-12 Stock Split Enacted	7,732,016	1,853,983	190,414,002	200,000,000
If 1-for-13 Stock Split Enacted	7,137,245	1,711,369	191,151,386	200,000,000
If 1-for-14 Stock Split Enacted	6,627,442	1,589,128	191,783,430	200,000,000
If 1-for-15 Stock Split Enacted	6,185,612	1,483,186	192,331,201	200,000,000
If 1-for-16 Stock Split Enacted	5,799,012	1,390,487	192,810,501	200,000,000
If 1-for-17 Stock Split Enacted	5,457,893	1,308,694	193,233,413	200,000,000
If 1-for-18 Stock Split Enacted	5,154,677	1,235,989	193,609,334	200,000,000
If 1-for-19 Stock Split Enacted	4,883,378	1,170,937	193,945,685	200,000,000
If 1-for-20 Stock Split Enacted	4,639,209	1,112,390	194,248,401	200,000,000
____________________

(1)	Includes 115,000 of common stock equivalents related to the issued and outstanding Series D Convertible Preferred Stock held by LFB Biotechnologies S.A.S.U.

     Although the reverse stock split will not have any dilutive effect on our stockholders, the reverse stock split will reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of our company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. Many stock issuances do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

     Require adjustment to currently outstanding securities and debt obligations exercisable or convertible into shares of our common stock. The reverse stock split would effect a reduction in the number of shares of common stock issuable upon the exercise or conversion of our outstanding stock options, warrants, convertible note and Series D Convertible Preferred Stock in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and warrants would increase, likewise in proportion to the reverse stock split ratio.

     Require adjustment to the number of shares of common stock available for future issuance under our equity incentive plans. In connection with any reverse split our Board will also make a corresponding reduction in the number of shares available for future issuance under our equity incentive plans so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plans.

     In addition, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the certificate of amendment is approved by our stockholders, then our Board, in its sole discretion, will determine whether a reverse stock split is in the best interests of our company and our stockholders, taking into consideration the factors discussed above. If our Board believes that the reverse stock split is in the best interests of us and our stockholders, our Board will then determine the ratio of the reverse stock split to be implemented.

     We will file the certificate of amendment with the Secretary of the Commonwealth of the Commonwealth of Massachusetts at such time as our Board has determined the appropriate effective time for the reverse stock split. Upon the filing of the charter amendment, and without any further action on the part of our company or our stockholders, the issued and outstanding shares of common stock held by stockholders of record as of the effective date of the reverse stock split will be converted into a lesser number of shares of common stock calculated in accordance with a reverse stock split ratio of between one-for-five and one-for-twenty, as selected by our Board and set forth in the charter amendment. For example, if a stockholder presently holds 100 shares of our common stock, he, she or it would hold 20 shares of common stock following a one-for-five reverse stock split, or 5 shares of common stock following a one-for-twenty reverse stock split. Beginning on the effective date of the split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

     As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificate will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

     STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) FOR EXCHANGE UNLESS REQUESTED TO DO SO AFTER THE STOCKHOLDERS MEETING.

Fractional Shares

     No fractional shares will be issued in connection with the reverse stock split. Stockholders who hold a number of shares of common stock that cannot be evenly divided by the reverse stock split ratio selected by the Board will receive a cash payment in lieu of any fractional shares that they would otherwise be entitled to. In connection with the payment of fractional shares, the Board may elect to either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of our common stock, as reported in the Wall Street Journal on the last trading day immediately prior to the effective date of the reverse stock split (or if such price is not available, the average of the last bid and asked prices of our common stock on such day or such other price determined by our Board of Directors), multiplied by the fractional share amount, or (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date of the reverse stock split at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

     Under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

     The par value of our common stock will remain unchanged at $.01 per share after the reverse stock split. However, the number of shares of common stock outstanding as designated on our consolidated balance sheet will be adjusted downward to reflect the reverse stock split and, accordingly, stated capital, or the dollar amount reflected for common stock, would also be reduced to an amount equal to the aggregate par value of the reduced number of shares of common stock and the additional paid in capital designated on our consolidated balance sheet would be increased by an amount equal to the amount by which the common stock account was decreased. Additionally, net loss or income per share for all periods presented will increase proportionately as a result of the reverse stock split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of us.

No Appraisal Rights

     Our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

     The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

     Subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged. In general, stockholders who receive cash in lieu of any fractional shares of the post-split shares as a result of the reverse stock split will recognize gain or loss based on the difference between the amount of cash received and their adjusted basis in the fractional shares. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

     Our company itself will not realize any taxable gain or loss as a result of the reverse stock split.

     Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Interests of Directors and Executive Officers

     Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

     We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the Commonwealth of the Commonwealth of Massachusetts of the certificate of amendment to our Amended and Restated Articles of Organization, even if the authority to effect a reverse stock split has been approved by our stockholders at the annual meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Vote Required

     Under Massachusetts law, the affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote on this proposal will be required for approval of the certificate of amendment. Accordingly, abstentions and broker “non-votes” will have the effect of a vote against the proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split.

PROPOSAL 3 –
AMENDMENT OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN

General

     Our Compensation Committee of the Board has approved, subject to approval of our stockholders at the annual meeting, amendments to our 2003 Employee Stock Purchase Plan, referred to as the Purchase Plan, to reserve additional shares and extend the term of the plan so that we can continue to provide this benefit to our employees.

     All of the 750,000 shares previously reserved for issuance under the Purchase Plan in 2003 have been purchased by our employees as of the last fiscal quarter of 2007. Our Compensation Committee recommends these amendments to the Purchase Plan, and our Board approved it, because they believe that it is advisable for us to continue to provide this benefit to our employees, motivate them to use this program to acquire an equity stake in our company and provide an incentive for them to achieve long-range performance goals to the extent that they retain the shares purchased under the Purchase Plan. Specifically, the amendments will:

  add 1,000,000 shares of our common stock to the reserve of shares that may be sold to our eligible employees under the Purchase Plan; and

  provide that rights may be offered to purchase any shares under the Purchase Plan until 10 years after the date shares have been most recently approved by stockholders for issuance under the plan.

     The description below summarizes the material provisions of the Purchase Plan. This summary is qualified in its entirety by reference to the full text of the Purchase Plan, as amended, which is attached as Annex B to this Proxy Statement.

Principal Terms of the 2003 Employee Stock Purchase Plan

     Purpose. The Purchase Plan provides our full-time employees the opportunity to purchase shares of our common stock at periodic intervals on tax-advantaged terms. Our Compensation Committee believes that continuing to offer a program in which our employees can purchase shares of our common stock is an important component of our compensation program. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

     Administration. The rights to purchase shares of our common stock under the Purchase Plan are granted by our Compensation Committee, at its discretion. Our Compensation Committee determines the frequency and duration of individual offerings under the Purchase Plan and the date(s) when shares of common stock may be purchased.

     Authorized Shares. A maximum of one million (1,000,000) additional shares of our authorized but unissued or reacquired shares of common stock will be available for issuance under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, merger, consolidation, reorganization, recapitalization or similar change in our capital structure. If any purchase right expires or terminates, the shares subject to the unexercised portion of a purchase right will again be available for issuance under the Purchase Plan. The maximum number of shares that may be sold under the Purchase Plan during any single exercise period is 20,850 shares (subject to appropriate adjustment as described above) multiplied by the number of full months included in that exercise period. This effectively limits the number of shares that may be sold under the Purchase Plan to 250,000 per year (subject to appropriate adjustment as described above). If the number of shares available is insufficient to cover shares offered during an offering period or on any day the shares are purchased (“Purchase Date”), the Compensation Committee may authorize and equitable pro rata allocation of shares among all participants and either continue or terminate all offerings then in effect.

     Eligibility. All of our employees or any of our subsidiaries designated by the Compensation Committee, who work at least twenty hours per week and are employed for at least five months, are eligible to participate in the Purchase Plan. As of April 30, 2008, 164 employees were eligible to participate in the Purchase Plan.

     Offerings. We may make one or more offerings to employees to purchase shares of common stock, as determined by the Compensation Committee. No offering period may exceed 27 months in duration.

     Purchase Price. The purchase price per share in an offering is 85% of the lower of the fair market value of common stock on the first day of an offering period (the “Offering Date”) or a Purchase Date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Compensation Committee. The closing price of our common stock on April 30, 2008, as reported by the NASDAQ Stock Market, was $0.62.

     Participation and Withdrawal. Participation in the Purchase Plan is voluntary, and a participant may withdraw from an offering before shares of common stock are purchased. No employee will be eligible to participate in more than one offering at a time. Directors who are not employees of us are not eligible to participate in the Purchase Plan. Participation in the Purchase Plan terminates automatically upon termination of employment for any reason. Given that the number of shares that may be purchased under the Purchase Plan is determined, in part, on our common stock’s market value on the first and last day of the enrollment period and given that participation in the Purchase Plan is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable.

     Purchase Limitations. The maximum number of shares of common stock that a participant may purchase on a Purchase Date is limited to 420 shares multiplied by the number of full months since the prior Purchase Date in the offering. This effectively limits each employee to a maximum of 5,040 shares that may be purchased per year. As required by Section 423 of the Internal Revenue Code, an employee’s purchases under the Purchase Plan and all of our other employee stock purchase plans intended to qualify under Section 423 of the Code may not accrue at a rate which exceeds $25,000 per calendar year (based upon the fair market value of the stock determined as of the Offering Date). In addition, no employee may contribute more than 15% of the employee’s annual rate of compensation (or such lesser percentage as the Compensation Committee may fix). Furthermore, an employee may not subscribe for shares under the Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or value of all classes of our stock, including stock which may be purchased through subscriptions under the Purchase Plan or any other plans.

     Merger or Change in Control. In the event of a sale of all or substantially all of our assets or a merger, consolidation or other reorganization in which our stockholders immediately prior to the transaction own less than 50% of the voting stock of us or our successor, each right under the Purchase Plan shall be assumed or an equivalent right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the rights, or if the Compensation Committee determines otherwise to do so, the Compensation Committee shall shorten any purchase periods and offering then in progress by setting a new Purchase Date and any offering shall end on the new Purchase Date.

     Termination and Amendment. The Compensation Committee may at any time terminate or amend the Purchase Plan, or terminate any offering. However, the Compensation Committee may not amend the Purchase Plan without the approval of our stockholders if stockholder approval is required by Section 423 of the Internal Revenue Code or by applicable law, regulation, or stock exchange rule. Currently no rights may be granted under the Purchase Plan after May 20, 2013. If this Amendment is approved there will be no fixed termination date for the Purchase Plan, but no rights may be offered to purchase any shares under the Purchase Plan more than 10 years after the date shares have been most recently approved by stockholders for issuance under the plan.

Federal Income Tax Consequences Relating to the 2003 Employee Stock Purchase Plan

     A participant does not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan. If a participant does not dispose of shares purchased under the plan for at least:

  two years from the offering commencement date, and

  one year from the purchase date,

then upon sale of the shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income, with any additional gain taxed as long-term capital gain, and any loss sustained taxed as long-term capital loss. No deduction will be allowed to us for Federal income tax purposes. However, if the participant sells the shares before either of the prescribed periods, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as a short-term or long-term capital gain or loss.

     If the participant dies at any time while owning shares purchased under the Purchase Plan, then 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

     If a participant disposed of shares of common stock purchased under the Purchase Plan before the expiration of the one or two-year holding periods described above, then the participant realizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price thereof, and we are entitled to deduct this amount. Any further gain or loss is treated as a short-term or long-term capital gain or loss and will not result in any further deduction for us.

2007 Purchases under the Purchase Plan

     The table below reflects actual share purchases under the Purchase Plan during fiscal year 2007:

GTC BIOTHERAPEUTICS, INC.
2003 Employee Stock Purchase Plan

	Dollar Value	Number
Name and Position	($)(1)	of Units
Geoffrey F. Cox, Chairman, President and Chief Executive Officer	$4,770.47	5,033
John B. Green, Senior Vice President, Finance and Chief Financial Officer	—	—
Gregory F. Liposky, Senior Vice President, Operations	—	—
Harry M. Meade, Senior Vice President, Research and Development	—	—
Daniel S. Woloshen, Senior Vice President and General Counsel	—	—
Executive Officer Group (including the officers named above)	$9,547.13	10,073
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group (all U.S. associates other than
Executive Officer Group)	$157,857.44	166,604
____________________

(1)	Based on the weighted average purchase price per share.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 30, 2007:

Equity Compensation Plan Information

(c)
Number of securities
remaining available for
future issuance under
	(a)	(b)	equity compensation
	Number of securities to be	Weighted-average	plans (excluding
	issued upon exercise of	exercise price of	securities reflected in
	outstanding options,	outstanding options,	column (a))
Plan Category	warrants and rights	warrants and rights	(3)(4)
Equity compensation
plans/arrangements
approved by
stockholders (1)	5,910,153 (2)	$3.581	1,176,454
Equity compensation
plans/arrangements
not approved by
stockholders	—	—	—
Total	5,910,153		1,176,454
____________________

(1)	Includes our prior 1993 Equity Incentive Plan, the 2002 Equity Incentive Plan and our 2003 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under the 2003 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) is not determined until the end of each purchase period.

(3)	Includes 32,461 shares issuable under the 2003 Employee Stock Purchase Plan and 1,731,993 shares issuable under the 2002 Equity Incentive Plan.

(4)	Up to 10% of the awards under the 2002 Equity Incentive Plan may be issued as restricted or unrestricted stock awards. For purposes of this limitation, awards subject to performance vesting and awards granted in lieu of cash bonuses are disregarded.

Vote Required

     The affirmative vote by the holders of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting is required to approve the amendment of the Purchase Plan. Broker non-votes will not be counted as present or represented for this purpose and will have no impact on the vote for this proposal. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Recommendation of our Board of Directors

Our Board recommends that stockholders vote for the amendment of the 2003 Employee Stock Purchase Plan.

PROPOSAL 4 –
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the fiscal years ending December 30, 2007, December 31, 2006 and January 1, 2006. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 28, 2008. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2007 and 2006 may be found below in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Votes Required

     The ratification of PricewaterhouseCoopers LLP as our independent public accounting firm will require the affirmative vote of a majority of votes cast at the meeting. Broker non-votes will not be counted as present or represented for this purpose and will have no impact on the vote for this proposal. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Recommendation of the Board of Directors

The Board recommends that stockholders vote for ratification of the appointment of PricewaterhouseCoopers LLP.

BOARD OF DIRECTORS AND COMMITTEES

General

     Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. Our Board’s primary responsibility is to oversee management and, in so doing, to serve the best interests of us and our stockholders. Our Board reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the directors informed of company activities through regular written reports and presentations at Board and committee meetings.

Independence

     Our Board has determined that Messrs. Baldridge, Geraghty, Landine, Miller and Tuck, Ms. McNamara and Drs. Bauer, Bullock and Gray are “independent directors” under the applicable NASDAQ listing standards.

Board Meetings and Committees

     Our Board held five meetings during fiscal year 2007, all of which included executive sessions at which no members of management were present. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served. Directors are asked to attend each annual meeting of stockholders, barring significant commitments or special circumstances. All of our directors who were there in office attended our 2007 Annual Meeting.

Stockholder Communications

     Any stockholder wishing to communicate with our Board, any committee of the Board or a particular director may do so by sending written correspondence to our principal executive offices, at 175 Crossing Boulevard, Framingham, MA 01702 c/o Vice President, Corporate Communications. All such communications will be delivered to the Board or the appropriate director or committee chair.

     Our Board has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The members of all of our standing committees are non-employee directors.

Audit Committee

     The Audit Committee has authority to select and engage our independent registered public accountants and is responsible for reviewing our audited financial statements, accounting processes and reporting systems and discussing the adequacy of our internal financial controls with our management and our independent registered public accountants. The Audit Committee reviews the performance of the independent registered public accountants in the annual audit and in assignments unrelated to the audit, assesses the independence of the independent registered public accountants, and reviews their fees. The Audit Committee also develops and recommends to the Board a set of related person guidelines applicable to the Board and us and reviews and approves any related person transactions in accordance with those guidelines. The current members of the Audit Committee are Messrs. Tuck (Chair), Baldridge and Landine and Ms. McNamara. Our Board has considered and determined that each of the members of the Audit Committee satisfies the independence and financial literacy requirements under the applicable NASDAQ listing standards. The Board has also determined that Mr. Tuck, who has an M.B.A. degree and has served as the chief executive officer of a biotechnology company, qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The Board has also noted that Mr. Baldridge has substantial experience in investment banking and consulting and has served as the chief executive officer of a biotechnology company, and that Ms. McNamara has served as the chief executive officer of an international consulting firm and currently serves as the chief executive officer of a clinical trial data management and mobile technology company. Mr. Landine is a Certified Public Accountant and has served for over seventeen years as a senior officer of a biotechnology company, including ten years as its chief financial officer.

     The Audit Committee held six meetings during fiscal year 2007. The Audit Committee operates pursuant to a written charter, which is available on the Investor Relations Section of our website at www.gtc-bio.com. For more information about the Audit Committee, see “Report of the Audit Committee” in this proxy statement.

Compensation Committee

     Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The current members of the Compensation Committee are Messrs. Bullock (Chair), Bauer, Miller and Tuck. The Compensation Committee held four meetings during fiscal year 2007. The Compensation Committee operates pursuant to a written charter, which is available on the Investor Relations section of our website at www.gtc-bio.com. Our Board has determined that all of the Compensation Committee members meet the independence requirements under the applicable NASDAQ listing standards.

Nominating and Corporate Governance Committee

     Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Nominating and Corporate Governance Committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Corporate Governance Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to us and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Corporate Governance Committee currently consists of the eight non-management directors, Messrs. Bullock, Bauer, Miller, Tuck, Geraghty, Baldridge, Landine and Ms. McNamara, each of whom the Board has determined meets the independence requirements under the applicable NASDAQ listing standards. The committee held one meeting during fiscal year 2007, in addition to four executive sessions conducted in conjunction with regular meetings of the Board. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on the Investor Relations section of our website at www.gtc-bio.com.

     The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of our by-laws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.

     Once the Nominating and Corporate Governance Committee has identified a prospective nominee, a subcommittee of the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  whether the prospective nominee meets the independence requirements defined under the applicable NASDAQ listing standards and audit committee financial expert requirements defined under applicable Securities and Exchange Commission rules and regulations;

  the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

  the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  the extent to which the prospective nominee holds any position that would conflict with responsibilities to us.

     If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

Compensation Committee Interlocks and Insider Participation

     No person serving on the Compensation Committee at any time during fiscal year 2007 was a present or former officer or employee of ours or any of our subsidiaries during that year. During fiscal year 2007, no executive officer of ours served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board or Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion & Analysis

     General

     Our Compensation Committee, which consists of four independent directors, is responsible for establishing our compensation philosophy and objectives and implementing them by approving the principal elements of compensation for each of our executive officers. Our Compensation Committee is also responsible for administering all of our equity-based plans, including all plan awards made to our executive officers. Our Compensation Committee acts pursuant to a written charter, a copy of which is available on the Investor Relations section of our website at www.gtc-bio.com.

     In reviewing and determining the elements of compensation and the amount of each element payable to executive officers, our Compensation Committee relies upon survey data from the Radford Biotechnology Survey described below, as well as the business experience of the members of our Compensation Committee and advice that our Compensation Committee seeks from time to time from outside advisors. Our Compensation Committee did not retain compensation consultants for fiscal 2007.

     Philosophy and Objectives of Our Compensation Program

     Our Compensation Committee’s philosophy is to align our compensation program with our goal of building shareholder value, while at the same time assuring that we hire and retain skilled executives who are knowledgeable and experienced in our business. Our Compensation Committee believes that biotechnology is an industry with significant competition for scientific and executive talent and, therefore, that we need to provide a compensation program that is competitive with others in industry, particularly in our geographic area. The objectives for our named executives’ compensation program are to attract, retain and motivate qualified executives and to give them specific incentives to achieve goals that are designed to advance our broader corporate strategy and that are approved by our Compensation Committee. Specifically, we want to give our named executives incentives to perform as members of an integrated executive team and to achieve designated goals relating to our strategic objectives and financial and operating performance. Accordingly, our named executives’ compensation program is designed to provide:

  current cash compensation that is competitive with other opportunities for our named executives in our industry and that takes into account the cost of living near our headquarters location of Framingham, Massachusetts, which exceeds that of most major suburban areas;

  individual and corporate performance bonuses to encourage effective individual and team performance against our current financial, operating and strategic goals and objectives; and

  equity compensation that provides the potential for our named executives to share in our growth over the long term as they build value for all equity holders.

     Our Compensation Committee determines the allocation between total compensation amounts to be paid in cash and those to be awarded in the form of stock and stock options, based in part on our cash position. For example, in early 2008 we have been very focused on conserving cash and, therefore, we deferred increases in salaries for senior executives, including our named executives, and we paid a significant portion of 2007 performance bonuses in shares of our common stock, which were issued in the first quarter of 2008. The stock portion of 2007 bonuses is reflected in the Summary Compensation Table in the “Stock Awards” column.

     Our Compensation Committee considers its compensation program, in the aggregate, to have achieved its objectives if:

  we are successful in achieving key goals that are consistent with the corporate strategy reviewed and approved annually by our Board, such as obtaining marketing approval of ATryn® in Europe during 2006;

  the cash compensation paid to named executives is consistent with their performance; and

  we are successful in retaining our key executives in the face of intense competition for management talent.

     Benchmark Data and Compensation Consultants

     Our named executives’ cash compensation programs are benchmarked against industry survey data compiled by Radford Surveys + Consulting in its annual Radford Biotechnology Survey. This survey groups companies by their number of employees. We do not select the specific biotechnology companies in each grouping in the survey. Based on the size of our operations in the recent past, and the complexity of our operations relative to our stage of development, we have compared the cash compensation of our named executives to the survey’s data for executives of companies with 150 to 499 employees. The Radford survey data we used in 2007 was based on approximately 117 companies in that data group. The number of companies reporting salary data for each position ranged between 26 and 83 companies. We generally try to position each of the compensation elements for our named executives at the 50th percentile of executives with similar lines of responsibility at companies in this benchmark group in the survey.

     While members of our Compensation Committee believe that compensation survey data are useful guides for comparative purposes, they also believe that successful incentive compensation programs require the application of judgment and subjective determinations. To that extent, our Compensation Committee applies its collective judgment in reconciling our incentive program’s objectives for our named executives with the realities of marketplace demands for the position and possible additional or fewer responsibilities relative to the survey group.

     Neither management nor our Compensation Committee has made any significant use of compensation consultants in determining compensation paid to our named executives in 2007.

     Role of Executive Officers in Compensation Decisions

     Our Compensation Committee makes all determinations affecting the compensation for our named executives, including our Chief Executive Officer, or CEO. Our Compensation Committee receives and carefully considers our CEO’s evaluations of all named executives other than himself, as well as his recommendations with respect to all components of compensation of the other named executives. However, our Compensation Committee expressly retains the right to exercise, and regularly does exercise, its discretion in modifying any adjustments or awards recommended by the CEO. In the case of our CEO’s compensation, our Compensation Committee conducts its own evaluation of his performance and does not request any recommendation from our CEO regarding his compensation. The only time that our CEO has made a recommendation regarding his compensation was when he requested that his salary not be increased, as was the case with the deferred salary increase in 2006. In the case of the performance targets for the corporate performance component of cash bonus compensation for named executives and other employees, our CEO proposes targets to our Compensation Committee from which there follows discussion to decide an appropriate set of targets. Our Compensation Committee then seeks input from our Board regarding our strategic priorities and works with our Chief Executive Officer to finalize the key operating and strategic goals against which our Compensation Committee will ultimately evaluate both the individual and team performance of our named executives.

     Elements of our 2007 Executive Compensation Program

     The principal elements of compensation for our named executives during our fiscal year ended December 30, 2007 were:

  base salary;

  a bonus component based on the performance of our business against corporate objectives;

  a bonus component based on individual executive performance;

  annual and other periodic equity awards under our equity incentive plans; and

  other benefits;

     Base Salaries

     Our Compensation Committee reviews and determines annually the base salaries for each of our named executives relative to Radford survey data for executives with similar titles and responsibilities to those of the named executive. In addition to this data, factors such as each named executive’s salary history and internal pay equity are considered. Base salaries are also typically reviewed upon promotion or other significant change in job responsibilities.

     In February 2007, our Compensation Committee reviewed the base salaries of our named executives and the recent practice of keeping increases in base salaries, if any, at the same percentage level for all named executives. The Committee also reviewed data showing the 50th and 75th percentile base salaries among the Radford survey peer companies. The Committee determined that there should be differentiation in the percentage increase in salary among the individuals in the executive group, including the named executives other than our CEO, based on the relative performance of each executive and using an amount equal to 4% of their total base salary compensation in 2006 as an aggregate limit for the increases in 2007 for all eight executives in the group. At a subsequent meeting our Compensation Committee then approved the increases in base salaries, which ranged from 3.90% to 4.65% for our named executives, effective as of January 1, 2007. The Committee also determined an increase in the base salary of our Chief Executive Officer to $480,000 for 2007, which represented an increase of 4.65% over his base salary in 2006.

     Performance Bonus Program

     Our Compensation Committee reviews and determines annually the target amounts for performance bonuses to our named executives. These amounts are defined as a percentage of base salary and each amount can be exceeded by up to 20% for exceptional corporate and individual performance. Our Compensation Committee concurred with management’s recommendation not to change the target bonus amounts for any of our named executives for 2007. The target bonus amount for our Chief Executive Officer in 2007 was 40% of his base salary, and for our other named executives it was 30% of their base salaries.

     Our Compensation Committee makes its own determination of what portion of potential cash bonus awards should be based on corporate performance and what portion should be based on individual performance. In recent years our Compensation Committee has favored increased weighting toward corporate performance goals in order to emphasize achievement of our strategic objectives and promote the significant teamwork required of our named executive team. Accordingly, in 2007 the potential performance bonuses for each of our named executives were set at two-thirds based on corporate performance and one-third based on individual performance.

     Bonuses for Corporate Performance. Of the two-thirds of the potential bonus in 2007 that was tied to corporate performance, the company-wide goals to measure that performance were determined in early 2007 between our CEO and our chairman of our Compensation Committee, with input from other members of the Committee and our Board. These goals were based in substantial part on the annual review of our corporate strategy, which our Board and management conduct. The goals for 75% of this portion of the incentive bonus included achievement of strategic and operating goals for total use of cash; achieving a specified year-end cash balance; raising additional capital from partnering transactions; obtaining specified levels of cash receipts from our external partnering program; meeting goals in our pivotal clinical trial for submission of a Biological License Application in the United States; achieving sufficient production of ATryn® to support LEO Pharma’s Phase II clinical trial for the DIC/sepsis indication; and completion of work in support of additional internal programs. All of these goals were considered essential to success in 2007 and to require concerted effort of our executive officers to achieve them in 2007. In addition, the financial goal for cash receipts was significantly above the level achieved in 2006. The goals for the remaining 25% of this portion of the incentive bonuses were for achieving higher levels of the same financial measures in the first portion, none of which was considered likely when the goals were set in early 2007. These latter goals are referred to as stretch goals and could result in a bonus payment above the targeted level.

     In February 2008, our Compensation Committee reviewed with our CEO and our CFO the 2007 corporate performance against the company-wide goals and determined that corporate goals representing approximately 40% of the corporate performance goals for 2007 were achieved, including successful achievement of the initial revenue threshold for our external programs as well as a portion of the stretch goal for this measure. Among the other corporate performance goals achieved were our success in obtaining Orphan Drug and Fast Track designations for ATryn® and approval for filing a BLA for ATryn® on a rolling basis, all in the HD indication; completion of process development goals for supply of ATryn® to LEO in support ofits DIC in sepsis trial; completion of a development plan to support a request for regulatory advice regarding our recombinant Factor VIIa development program with LFB; advancement of our CD-137 antibody in preclinical development; and presentation of a complete business plan for our planned business line in follow-on biologics. Accordingly, the incentive compensation for corporate performance awarded to our named executives for 2007 resulted in payments of cash and stock awards to these executive officers equaling approximately 12.9% of base salary for the CEO and approximately 9.7% of base salary for the other named executives. Of these payments, as well as the bonus payments for individual performance discussed below, our committee concurred with management’s recommendation that a designated total amount of bonus and incentive compensation, which equaled approximately 50% of the bonus amounts determined by our committee, be paid in cash. The balance of the performance bonus program amounts were paid in shares of Company common stock based on the value per share of $0.63 March 7, 2008.

     Bonuses for Individual Performance. Of the one-third potential bonus for individual performance in 2007, one half was for performance against specified goals for the executive and one half was determined on purely qualitative criteria such as teamwork and management style. Our CEO determined these goals in each case, except those for himself, which were determined by our Compensation Committee. Unlike our company-wide goals, these goals were used to make subjective assessments of individual performance and, therefore, payments of bonuses for individual performance were considered to be discretionary bonuses and are included in the “Bonus” column of the Summary Compensation Table. After the end of 2007, our CEO evaluated each named executive and presented our Compensation Committee at its February 2008 meeting with a summary of his evaluation and his recommendation regarding the individual performance component. Our committee reviewed the relative performance and the recommended bonus for each named executive across the entire group of executives, including our CEO. Our Committee then approved bonuses, with adjustments, for our named executives based on their performance against individual goals. Our Committee then determined bonuses for our named executives based on their individual performance against individual goals and our Committee’s determination, in its sole discretion, of what would be an appropriate level of executive bonuses in light of our company’s financial position Accordingly, the bonus compensation for individual performance awarded to our named executives for 2007 equaled 6.4% of base salary for our CEO and 3.9% to 5.1% of base salary for our other named executives.

     Equity Incentive Plan Awards

     In addition to the portion of our annual performance bonuses that from time to time have been paid in shares of our common stock as noted above, our Compensation Committee considers stock options to be an important part of total compensation for our named executives. Annual and periodic equity awards, including stock options awards upon hiring, provide them long-term incentives. The purpose of these awards is to:

  highlight and reinforce the mutual, long-term alignment of interests between employees and the stockholders;

  provide incentive for our named executives to create value over the long term; and

  assist in the attraction and retention of important key executives, managers and individual contributors who are essential to growth and development of our business.

     In February 2007, our Compensation Committee approved annual stock option awards to each of our employees, including our named executives. The stock option awards are determined by our Compensation Committee based on its own judgment and general knowledge of equity award practices in the biotechnology industry, but without reference to any specific benchmarks. Our Compensation Committee generally intends our equity awards to reflect the significance of each named executive’s current and anticipated contributions to our overall performance. For each stock option award, 20% vested immediately and the balance vests 20% annually over four years. The exercise price per share of the stock options is equal to the last sale price of a share of our common stock on the Nasdaq Global Market on the date of grant. Prior to the exercise of a stock option, our named executives have no rights to vote the underlying shares or receive any distributions that might be made with respect to the shares.

     Our Compensation Committee typically makes annual equity awards in connection with the regular Board meeting in February of each year. In 2007, however, our Compensation Committee had an additional follow-up meeting in March before it finalized all elements of compensation for our named executives, including approval and pricing of the 2007 stock option awards, on the day after we released our financial results for 2007.

     Other Benefits

     We provide our named executives the same medical, dental, disability insurance and life insurance as we provide to all our employees, and they may participate in our 401(k) Savings Plan. We do not provide any material perquisites to our named executives.

     Named Executive Agreements

     In prior years, as any of our named executives were hired by us or promoted to be executive officers, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause or upon the occurrence of certain enumerated events following a change-incontrol. These agreements generally renew automatically from year to year, and in 2007 there was no adjustment in any of these agreements. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment. See the section entitled “Severance and Change-in-Control Agreements and Provisions” below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executives can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change-in-control, (ii) assure the named executives’ objectivity in considering stockholders’ interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change-in-control, and (iv) attract and retain key executive talent during uncertain times.

     Impact of Tax and Accounting Issues

     Compensation Deductibility

     Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its Chief Executive Officer and its four other highest compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. Our Compensation Committee did not pay any one covered employee salary and bonus for 2006 that exceeded $1 million. In addition, our 2002 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. Our Compensation Committee believes, however, that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our stockholders. Given our industry and business, as well as the competitive market for outstanding executives, our Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, our Compensation Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

     Accounting for Stock-Based Compensation

     Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under our 2002 Equity Incentive Plan, in accordance with SFAS 123(R).

Compensation Committee Report

     Our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Francis J. Bullock, Chair
Kenneth A. Bauer
Marvin L. Miller
Alan W. Tuck

Summary Compensation Table

     The following table sets forth information concerning compensation paid to, or earned by, our named executives in fiscal years 2007 and 2006:

						Non-Equity
				Stock	Option	Incentive Plan
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Geoffrey F. Cox	2007	480,000	15,393	46,269	72,382	31,074	645,118
Chairman and CEO	2006	458,640	69,716	1,230	50,423	87,509	667,518

John B. Green	2007	306,342	5,986	20,771	30,781	14,874	378,754
Senior Vice President and CFO	2006	294,840	34,496	1,230	30,071	42,192	402,829

Gregory F. Liposky	2007	289,960	7,192	21,180	35,183	14,079	367,594
Senior Vice President, Operations	2006	278,460	32,580	1,230	37,239	39,848	389,357

Harry M. Meade	2007	298,695	7,633	22,041	31,340	14,503	374,212
Senior Vice President,	2006	287,196	31,879	1,230	33,397	41,098	394,800
Research and Development

Daniel S. Woloshen	2007	260,318	6,652	19,209	21,703	12,639	320,521
Senior Vice President and	2006	250,068	27,007	1,230	23,371	35,785	337,461
General Counsel
____________________

(1)	Reflects payments of the portion of individual performance bonuses paid in cash. These payments were made in the first quarter of the following year.

(2)	For 2007, the amount reflects the portion of the individual performance bonus and the portion of non-equity incentive plan compensation in unrestricted common stock which had a grant date fair market value of $0.63 per share. In 2006, the amounts reflect the full grant date fair value of a special award if 1,000 shares of unrestricted common stock per employee, which had a grant date fair market value of $1.23 per share on August 10, 2006.

(3)	Reflects the amount recognized for financial statement reporting purposes for fiscal years 2007 and 2006 in accordance with SFAS 123(R) , excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, the respective year. For the assumptions underlying the valuation of the 2007 awards see Note 9 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 30, 2007 and December 31, 2006 filed with the SEC on March 6, 2008 , and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q for the first three fiscal quarters ended April 1, 2007, July 1, 2007, September 30, 2007, filed with the SEC on May 3, 2007, August 9, 2007 and November 1, 2007.

(4)	Reflects payments of the cash portion of non-equity incentive plan bonuses based on corporate performance. These payments were made in first quarter of the following year.

     Employment Agreements

     Several of our named executives have employment agreements that include compensation provisions unrelated to termination and change-in-control payments. These agreements provide for a minimum base salary and eligibility to receive performance and incentive bonuses. Each of these agreements is summarized below.

     Geoffrey F. Cox, PhD, Chairman, President and Chief Executive Officer. We entered into an employment agreement with Dr. Cox in July 2001. Pursuant to this agreement, he is entitled to a minimum annual base salary of $380,000, and is eligible to receive performance and incentive bonuses of not less than 40% of his then current base salary, based on the achievement of certain individual and corporate objectives established jointly by Dr. Cox and our Compensation Committee. In calendar year 2007, Dr. Cox received a base salary of $480,000.

     John B. Green, Senior Vice President, Chief Financial Officer and Treasurer. We entered into an employment agreement with Mr. Green in August 1997. Pursuant to this agreement, he is entitled to a minimum base salary of $150,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Mr. Green received a base salary of $306,342.

     Harry Meade, PhD, Senior Vice President, Research and Development. We entered into an employment agreement with Dr. Meade in May 1996. Pursuant to this agreement, he is entitled to a minimum base salary of $126,000 per year, plus performance and incentive bonuses as determined by our Compensation Committee. In calendar year 2007, Dr. Meade received a base salary of $298,695.

Grants of Plan-Based Awards

     The following table sets forth additional information regarding stock, option and non-equity incentive plan awards granted to our named executives during the fiscal year 2007 under our 2002 Equity Incentive Plan:

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:		Fair Value of
		Estimated Future Payouts Under			Number of	Number of	Exercise or Base	Stock and
		Non-Equity Incentive Plan Awards (1)			Shares of	Securities	Price of Option	Option
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Awards
Name	Date	($)	($)	($)	Units (#)	Options (#)	($/Sh)	($)
Geoffrey F. Cox	—	3,840	115,200	153,600
	3/6/07					87,500	1.04	7,825
	5/23/07					22,500	1.18	5,787
John B. Green	—	1,838	55,142	73,522
	3/6/07					22,500	1.04	6,346
	5/23/07					22,500	1.18	5,787
Gregory F. Liposky	—	1,740	52,193	69,590
	3/6/07					45,000	1.04	10,991
Harry M. Meade	—	1,792	53,765	71,687
	3/6/07					45,000	1.04	10,991
Daniel S. Woloshen	—	1,562	46,857	62,476
	3/6/07					35,000	1.04	8,549
____________________

(1)	Reflect the range of potential payments of the portion of cash performance bonuses for 2007 based on corporate performance. Actual payments of these bonuses were made in March 2008 and equaled approximately 48% of the targeted payout for each named executive.

Outstanding Equity Awards at Fiscal Year-End 2007

     The following table sets forth additional information regarding the equity awards granted to our named executives and outstanding as of December 30, 2007:

	Number of Securities		Number of Securities
	Underlying		Underlying		Option
	Unexercised Options		Unexercised Options		Exercise
	(#)		(#)		Price	Option
Name	Exercisable		Unexercisable		($)	Expiration Date
Geoffrey F. Cox	15,000		—		8.81	5/23/2011
	285,000		—		8.00	7/17/2011
	125,000		—		3.80	2/14/2012
	15,000		—		1.89	5/22/2012
	125,000	(1)	—		1.45	2/14/2013
	75,000	(2)	—		3.96	2/13/2014
	800	(3)	200	(3)	2.25	12/9/2014
	45,000	(4)	30,000	(4)	1.71	2/15/2015
	36,000	(5)	54,000	(5)	1.03	3/10/2016
	17,500	(6)	70,000	(6)	1.04	3/6/2017
	4,500	(7)	18,000	(7)	1.18	5/23/2017

John B. Green	25,000		—		9.125	5/27/2008
	26,401		—		4.5625	5/25/2009
	33,000		—		17.3125	5/24/2010
	35,000		—		5.0313	3/14/2011
	50,000		—		3.80	2/14/2012
	50,000	(1)	—		1.45	2/14/2013
	25,000	(2)	—		3.96	2/13/2014
	800	(3)	200	(3)	2.25	12/9/2014
	23,400	(4)	15,600	(4)	1.71	2/15/2015
	14,000	(5)	21,000	(5)	1.03	3/10/2016
	4,500	(6)	18,000	(6)	1.04	3/6/2017
	4,500	(7)	18,000	(7)	1.18	5/23/2017

Gregory F. Liposky	12,000		—		6.125	1/4/2009
	12,500		—		17.3125	5/24/2010
	12,500		—		31.0625	8/2/2010
	25,000		—		5.0313	3/14/2011
	50,000		—		3.80	2/14/2012
	45,000	(1)	—		1.45	2/14/2013
	35,000	(2)	—		3.96	2/13/2014
	800	(3)	200	(3)	2.25	12/9/2014
	33,000	(4)	22,000	(4)	1.71	2/15/2015
	20,000	(5)	30,000	(5)	1.03	3/10/2016
	9,000	(6)	36,000	(6)	1.04	3/6/2017

	Number of Securities		Number of Securities
	Underlying		Underlying		Option
	Unexercised Options		Unexercised Options		Exercise
	(#)		(#)		Price		Option
Name	Exercisable		Unexercisable		($)		Expiration Date
Harry M. Meade	24,261		—		9.	125	5/27/2008
	21,315		—		4.	5625	5/25/2009
	33,000		—		17.	3125	5/24/2010
	20,000		—		5.	0313	3/14/2011
	50,000		—		3.	80	2/14/2012
	45,000	(1)	—		1.	45	2/14/2013
	25,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	23,400	(4)	15,600	(4)	1.	71	2/15/2014
	20,000	(5)	30,000	(5)	1.	03	3/10/2016
	9,000	(6)	36,000	(6)	1.	04	3/6/2017

Daniel S. Woloshen	15,000		—		5.	5625	8/2/2009
	12,500		—		17.	3125	5/24/2010
	12,500		—		31.	0625	8/2/2010
	18,000		—		5.	0313	3/14/2011
	35,000		—		3.	80	2/14/2012
	45,000	(1)	—		1.	45	2/14/2013
	25,000	(2)	—		3.	96	2/13/2014
	800	(3)	200	(3)	2.	25	12/9/2014
	16,200	(4)	10,800	(4)	1.	71	2/15/2015
	10,000	(5)	15,000	(5)	1.	03	3/10/2016
	7,000	(6)	28,000	(6)	1.	04	3/6/2017
____________________

(1)	Granted on February 14, 2003. One-fifth vested upon grant and one-fifth vested on each of the next four annual anniversaries of grant.

(2)	Granted on February 13, 2004. On December 22, 2005, in anticipation of the effective date of SFAS 123(R), our Compensation Committee approved the acceleration of vesting of all unvested stock options that had an exercise price of $3.75 or above which were held by current employees as of December 22, 2005, including executive officers.

(3)	Granted on December 9, 2004. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(4)	Granted on February 15, 2005. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(5)	Granted on March 10, 2006. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(6)	Granted on March 6, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

(7)	Granted on May 23, 2007. One-fifth vested upon grant and one-fifth vests on each of the next four annual anniversaries of grant.

Option Exercises and Stock Vested

     No stock options were exercised by our named executives during fiscal year 2007. There were no stock awards granted to our named executives during fiscal year 2007.

Payments Upon Termination or Change-In-Control

     We have entered into certain agreements and maintain certain plans that may require us to make payments and provide benefits to our named executives in the event of a termination of their employment, including upon a change-in-control of our company. For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change-in-control occurred as of December 28, 2007, the last business day of our last fiscal year, and that the per share price of our common stock was $0.87, the closing price on that date. The actual amounts of any payments and the value of any benefits can only be determined at the time of a named executive’s termination or a change-in-control.

     The following table sets out the circumstances in which we are obligated to make payments to our named executives at, following or in connection with a termination of their employment. The table excludes information with respect to payments or benefits provided under arrangements or plans that do not discriminate in favor of the named executives and that are generally available to all our of salaried employees. The table also excludes circumstances in which our obligation is limited to payments of earned, but unpaid compensation such as unpaid base salary, vacation earned and unpaid bonus for a previous year.

     Severance and Change-in-Control Agreements and Provisions

     We have entered into various agreements with our named executives that provide for, or contain provisions relating to, severance or change-in-control payments. The following descriptions summarize these agreements and provisions. Except in the case of Mr. Green, these agreements limit the aggregate amount of benefits payable to the named executive upon a change-in-control to 2.99 times the “base amount” as defined in Section 280G of the Internal Revenue Code. In addition, unless indicated below, any options or other equity awards granted to our named executives subject to vesting or exercise terminate upon the three month anniversary of the date of termination of the named executive’s employment.

     Dr. Cox, Chairman, President and Chief Executive Officer

     Pursuant to our employment agreement with Dr. Cox, if:

(i)	we terminate his employment without cause;

(ii)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or without cause);

(iii)	he terminates his employment upon our continued breach of a material duty or obligation under the agreement for 30 days after we receive written notice of the breach; or

(iv)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Cox is entitled to receive a severance amount equal to 24 months of his then current base salary plus his maximum incentive bonus that would next be payable to him for the then current bonus period prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Cox in monthly installments over 24 months following his termination. In addition, Dr. Cox would be entitled to continue receiving his then current benefits for 24 months. Further, Dr. Cox’s outstanding unvested options would become fully vested and exercisable and remain exercisable for 24 months following the termination of his employment. As a condition to our obligations under his agreement, Dr. Cox entered into a confidentiality and non-competition agreement providing for a five-year non-disclosure period and a one-year non-compete period.

     Mr. Green, Senior Vice President, Chief Financial Officer and Treasurer

     Pursuant to our employment agreement with Mr. Green, if we terminate his employment without cause or he terminates his employment for any reason within 24 months following a change-in-control, he is entitled to receive a severance amount equal to:

(i)	12 months of his then current base salary, if we terminate his employment without cause either outside the period from 180 days before and 24 months after a change-in-control; or

(ii)	24 months of his then current base salary if:

	(a)	we terminate his employment without cause during the period 180 days before and 24 months after a change-in-control; or

	(b)	he terminates his employment within 24 months after a change-in-control.

     In addition to his base salary payment, Mr. Green would also be entitled to an amount equal to the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked during that then current bonus period. The severance payment would be payable to Mr. Green within 10 days after the date his employment is terminated. In addition, Mr. Green would be entitled to continue to receive his then current benefits for either a 12 or 24 month period, corresponding to the period on which his applicable base salary payment was based. Further, if Mr. Green’s employment is terminated pursuant to (ii) above, his outstanding unvested options would become fully vested and exercisable and remain exercisable pursuant to their duration as if his employment had not been terminated.

     Dr. Meade, Senior Vice President, Research and Development

     Pursuant to our employment agreement with Dr. Meade, if we terminate his employment without cause, then he is entitled to receive a severance amount equal to 12 months of his then current base salary plus the maximum incentive bonus that would next be payable to him for the then current bonus period, prorated based on the number of days worked of the then current bonus period. The severance amount would be payable to Dr. Meade in a lump sum payment within 10 days after his employment is terminated. In addition, Dr. Meade would be entitled to continue receiving his then current benefits for 12 months after his employment is terminated.

     In addition to his employment agreement, we entered into an executive change-in-control agreement with Dr. Meade in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Dr. Meade is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Dr. Meade in monthly installments over 12 months following the termination of his employment. In addition, Dr. Meade will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Dr. Meade’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment.

     Mr. Liposky, Senior Vice President, Operations

     We entered into a management agreement with Mr. Liposky in June 2000. Pursuant to that agreement, if we terminate his employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base salary payable in biweekly installments over 12 months commencing the first month after his employment is terminated. In addition, Mr. Liposky would be entitled to continue receiving his then current benefits for 12 months. The agreement also obligates Mr. Liposky to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if not otherwise required under the agreement, the severance amount to Mr. Liposky.

     In addition to his management agreement, we entered into an executive change-in-control agreement with Mr. Liposky in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Liposky is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Liposky in monthly installments over 12 months following the termination of his employment. In addition, Mr. Liposky will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Liposky’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment. As a condition to our obligations under this agreement, Mr. Liposky entered into a confidentiality agreement providing for a three-year non-disclosure period.

     Mr. Woloshen, Senior Vice President and General Counsel

     We entered into a management agreement with Mr. Woloshen in May 1999. Pursuant to that agreement, if we terminate Mr. Woloshen’s employment without cause, he is entitled to receive a severance amount equal to 12 months of his then current base payable in biweekly installments over 12 months commencing the first week following the termination of his employment. In addition, Mr. Woloshen is entitled to continue receiving his then current benefits for 12 months after his employment is terminated. The agreement also obligates Mr. Woloshen to a one-year non-compete period commencing upon the termination of his employment. In order to enforce this obligation, we must pay, if we are not otherwise required to do so under the agreement, the severance amount to Mr. Woloshen.

     In addition to his management agreement, we entered into an executive change-in-control agreement with Mr. Woloshen in August 2004. Pursuant to this agreement, if:

(i)	we or our successor terminate his employment within 12 months after a change-in-control (except upon his death or disability, retirement or termination for cause); or

(ii)	he terminates his employment for good reason within 12 months after a change-in-control;

then Mr. Woloshen is entitled to a severance amount equal to 12 months of then current base salary plus the incentive bonus most recently paid to him, prorated based on the number of days worked in the then current bonus period. The severance amount will be payable to Mr. Woloshen in monthly installments over 12 months following the termination of his employment. In addition, Mr. Woloshen will be entitled to continue receiving his then current benefits for 12 months after his employment is terminated. Also, Mr. Woloshen’s outstanding unvested stock options will become fully vested and exercisable upon the termination of his employment. As a condition to our obligations under this agreement, Mr. Woloshen entered into a confidentiality agreement providing for a three-year non-disclosure period.

	Payments Upon Termination
						By employee
			By us upon a		By employee	upon	By employee upon
	By us without		change-in-		upon our	change-in-	change-in-control
Named Executive and Payment Categories	cause		control		breach	control	with good reason
Geoffrey C. Cox
Chairman, President and CEO
Bonus	$230,400		$230,400		$230,400	$—	$230,400
Base Salary	960,000		960,000		960,000	—	960,000
Continuation of Benefits(1)	35,163		35,163		35,163	—	35,163
Acceleration of Options	63,301		63,301		63,301	$—	63,301
Total	$1,288,864	(2)	$1,288,864	(3)	$1,288,864	$—	$1,288,864	(3)(4)

John B. Green
Senior Vice President, CFO and Treasurer
Bonus	$110,282		$110,282		$—	$110,282	$—
Base Salary	306,340		612,680		—	612,680	—
Continuation of Benefits(5)	14,254		28,509		—	28,509	—
Acceleration of Options	—		64,466		—	64,466	—
Total	$430,876	(2)	$815,937	(3)	$—	$815,937 (3)	$—

Harry M. Meade
Senior Vice President, Research and Development
Bonus	$107,531		$72,977		$—	$—	$72,977
Base Salary	298,696		298,696		—	—	298,696
Continuation of Benefits	14,254	(5)	16,626	(1)	—	—	16,626	(1)
Acceleration of Options	—		6,849		—	—	6,849
Total	$420,481		$395,148	(6)	$—	$—	$395,148	(6)(7)

Gregory F. Liposky
Senior Vice President, Operations
Bonus	$—		$72,427		$—	$—	$72,427
Base Salary	289,960		289,960		—	—	289,960
Continuation of Benefits	14,254	(5)	16,591	(1)	—	—	16,591	(1)
Acceleration of Options	—		6,949		—	—	6,949
Total	$304,214		$385,927	(6)	$—	$—	$385,927	(6)(7)

Daniel S. Woloshen
Senior Vice President and General Counsel
Bonus	$—		$62,792		$—	$—	$62,792
Base Salary	260,318		260,318		—	—	260,318
Continuation of Benefits	14,254	(5)	16,451	(1)	—	—	16,451	(1)
Acceleration of Options	—		4,460		—	—	4,460
Total	$274,572		$344,021	(6)	$—	$—	$344,021	(6)(7)
____________________

(1)	Benefits include life, medical, dental, accident and disability insurance.

(2)	“Cause” means (i) continued breach of a material duty or obligation under the agreement; (ii) intentional or grossly negligent conduct by the executive that is materially injurious to us or (iii) his continued willful failure to follow our Board’s instructions.

(3)	“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not our stockholders immediately prior to the merger or combination; (iii) acquisition, merger or similar combination or divestiture of our business after which the executive’s role is not substantially the same as prior to the transaction; (iv) the election by our stockholders of 20% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(4)	“Good reason” means termination by the executive following a change-in-control upon any of: (i) a change in his responsibilities, titles or duties inconsistent with those immediately prior to the change-in-control, or the termination of the executive’s employment by us or a successor of ours (except for “cause,” the executive’s retirement, death or disability or termination by the executive other than for “good reason”);

(ii) a reduction in the executive’s base salary; (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control; or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

(5)	Benefits include health and dental insurance.

(6)	“Change-in-control” means (i) the acquisition by a person resulting in that person owning or controlling 50% or more of our common stock; (ii) a merger or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not our stockholders immediately prior to the merger or combination; (iii) the election by our stockholders of 50% or more directors other than pursuant to nomination of our management; or (iv) the sale by us of all or substantially all of our assets or business.

(7)	“Good reason” means termination by the executive following a change-in-control upon any of (i) a material diminution of the duties and responsibilities that the executive had immediately prior the change-in-control; (ii) a reduction in the executive’s base salary, (iii) a requirement that the executive be based more than 60 miles from his office location immediately prior to the change-in-control, or (iv) our failure to obtain our successor’s assumption of our obligations under his employment agreement.

Director Compensation

     In 2007, the Board of Directors voted to increase to 15,000 shares the number of option shares awarded for each year of service as a director after the 2007 annual meeting. This increase applied to options issued upon re-election to a three-year term in 2007, as well as to each remaining year of the terms of directors whose terms continued after 2007.

     The following table sets forth information concerning the compensation paid to, or earned by, our directors in fiscal year 2007:

	Fees Earned or
	Paid in Cash		Option Awards		Total
Name	($)		($)(1)(2)		($)
Robert W. Baldridge	34,000		21,315	(3)	55,315
Kenneth A. Bauer	33,500		15,781	(4)	49,281
Christian Béchon	24,000	(5)	16,951	(4)	40,951
Francis J. Bullock	32,500	(7)	6,645	(6)	39,145
James A. Geraghty	25,500	(8)	21,315	(3)	46,815
Mary Ann Gray	1,500		11,300	(9)	12,800
Michael J. Landine	38,000		21,315	(3)	59,315
Pamela W. McNamara	33,700	(10)	15,781	(4)	49,481
Marvin L. Miller	33,500	(11)	15,781	(4)	49,281
Alan W. Tuck	42,500	(12)	6,645	(6)	49,145
____________________

(1)	The following aggregate number of option awards were outstanding as of December 30, 2007 for each director included in the table:

Director	Option Awards
Robert W. Baldridge	105,000
Kenneth A. Bauer	52,500
Christian Béchon	37,500
Francis J. Bullock	95,500
James A. Geraghty	142,500
Mary Ann Gray	15,000
Michael J. Landine	67,500
Pamela W. McNamara	67,500
Marvin L. Miller	67,500
Alan W. Tuck	73,000

(2)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R), excluding forfeitures, and therefore includes amounts relating to awards granted in, and prior to, 2007. For the assumptions underlying the valuation of these awards see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the SEC on March 6, 2008 and Note 2 to the Consolidated Financial Statements included in our Quarterly Reports for the fiscal quarters ended April 1, 2007, July 1, 2007 and September 30, 2007 filed with the SEC on May 3, 2007, August 9, 2007 and November 1, 2007, respectively.

(3)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 45,000 options granted to this director upon his or her re-election as a director on May 23, 2007. The full grant date fair value of the options was $39,908, based upon the current market price on the grant date.

(4)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 15,000 options granted to this director on May 23, 2007. The full grant date fair value of the options was $13,303, based upon the current market price on the grant date.

(5)	Includes $13,500 in fees earned by Mr. Béchon which were paid in shares of our common stock in lieu of cash payment.

(6)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 7,500 options granted to this director on May 23, 2007. The full grant date fair value of the options was $6,651, based upon the current market price on the grant date.

(7)	Includes $7,500 in fees earned by Dr. Bullock which were paid in shares of our common stock in lieu of cash payment.

(8)	Includes $9,000 in fees earned by Mr. Geraghty which were paid in shares of our common stock in lieu of cash payment.

(9)	Includes the amount recognized for financial statement reporting purposes for fiscal year 2007 in accordance with SFAS 123(R) of 15,000 options granted to this director upon her election as a director on December 6, 2007. The full grant date fair value of the options was $10,527, based upon the current market price on the grant date.

(10)	Includes $4,000 in fees earned by Ms. McNamara which were paid in shares of our common stock in lieu of cash payment.

(11)	Includes $4,000 in fees earned by Mr. Miller which were paid in shares of our common stock in lieu of cash payment.

(12)	Includes $4,000 in fees earned by Mr. Tuck which were paid in shares of our common stock in lieu of cash payment.

     We pay our non-employee directors a combination of cash and stock options for their service on our Board and its committees. We do not pay directors who are also our employees for their service as directors. Director compensation is determined and reviewed annually by the Compensation Committee which recommends any changes to our Board for its approval.

     Director Fees. We pay our non-employee directors an annual retainer of $12,000, payable in quarterly installments. Directors who also serve as non-Chair members of the Compensation Committee or the Nominating and Corporate Governance Committee receive for each committee an additional annual retainer of $2,000, payable quarterly. Directors who serve as the Chair of a committee receive for each committee an additional annual retainer of $3,000, payable quarterly. Directors who serve as non-Chair members of the Audit Committee receive an additional annual retainer of $4,000, payable quarterly. The director who serves as the Chair of the Audit Committee receives an additional annual retainer of $6,000, payable quarterly. In addition to these retainers, each non-employee director receives $1,000 for attendance in person (or $500 for participation by conference call) for each Board meeting and each standing committee meeting (other than meetings of the

Nominating and Governance Committee held in conjunction with a Board meeting), plus reimbursement of reasonable expenses incurred in attending or otherwise participating in such meetings. Non-employee directors may elect to have part or all of their director fees paid in the form of our common stock. An election to be paid in common stock must be made prior to the payment date of the quarterly installment effected. The number of shares to be issued as payment is determined based on the amount of the quarterly installment to be paid in the form of common stock divided by the per share closing price of our common stock on the last trading day of the quarter preceding payment.

     Stock Options. Our non-employee directors are currently eligible to participate in our 2002 Equity Incentive Plan. Our Board has discretion to determine the size, type and exerciseability of any awards granted to our non-employee directors under the 2002 Equity Incentive Plan. Non-employee directors are granted options at the annual meeting of stockholders when they are elected or re-elected as director. Each eligible director, other than the Chairman of the Board, receives an option to purchase 15,000 shares of common stock for each year of the term of office to which the director is elected (normally 45,000 shares for election to a three-year term of office). A non-employee Chairman of the Board would receive an option to purchase an additional 15,000 shares for each year of the term of office to which the Chairman is elected (normally 45,000 shares for a three-year term of office). Upon an eligible director’s election other than at an annual meeting, the director is automatically granted an option to purchase 15,000 shares in the case of a non-Chairman and an additional 15,000 shares in the case of a non-employee Chairman, for each year or portion of a year of the term of office to which he or she is elected. Options for non-employee directors other than the Chairman vest as to 15,000 shares on the date the option is granted and on the date of each subsequent annual meeting of stockholders, so long as the optionee is still a director. The options have a term of ten years and an exercise price, payable in cash or common stock, equal to the closing per share price of our common stock on the date of grant, as reported on the NASDAQ Global Market. In 2007, the Board of Directors voted to increase to 15,000 shares the number of option shares awarded for each year of service as a director after the 2007 annual meeting. This increase applied to options issued upon re-election to a three-year term in 2007, as well as to each remaining year of the terms of directors whose terms continued after 2007.

RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

     Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction as a direct party or by arranging the transaction and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. The material terms of our initial agreements and arrangements with LFB Biotechnologies, S.A.S.U., or LFB, which beneficially owns more than 5% of our common stock, were approved by our Board before this policy was implemented. Any material modification to the material terms of these agreements and arrangements are subject to review by our Audit Committee under this policy.

LFB Biotechnologies, S.A.S.U.

     In September 2006, we entered into a joint development and commercialization agreement with LFB to develop selected recombinant plasma proteins and monoclonal antibodies using our transgenic production platform. In connection with entering into the joint development and commercialization agreement, we sold to LFB an aggregate of $25 million of our securities, consisting of common stock, Series D preferred stock and a convertible note. In addition, Christian Béchon, one of our directors and board representative for LFB, serves as Chairman and Chief Executive Officer of LFB and Laboratoire français du Fractionnement et des Biotechnologies S.A., LFB’s parent company.

     Equity Position. LFB is our largest stockholder. As of March 30, 2008, LFB owned 20,148,404 shares of our common stock, 115 shares, or 100%, of our Series D preferred stock, each share of which is convertible into 1,000 shares of our common stock, and beneficially owned, on an as-converted basis, 20,263,404 shares, or approximately 19.8%, of our then outstanding common stock. As sole shareholder of our Series D preferred stock, LFB is entitled to nominate and elect one director to our Board. LFB also has a five-year right to participate in our future offerings of common stock, if any, to the extent that its participation will not result in LFB owning, on an as-converted basis, more than 19.9% of our shares of common stock outstanding upon completion of the offerings. In addition, LFB has registration rights with respect to up to 10,000,000 shares of common stock it beneficially owns.

     Convertible Note. In December 2006, we entered into a five-year convertible note with LFB in the principal amount of $2.6 million. The convertible note accrues interest at a rate of 2% per annum and will automatically convert into shares of our common stock in conjunction with any future common stock offerings at the per share offering price of the respective offering, but only to the extent that any conversion does not result in LFB owning, on an as-converted basis, more than 19.9% of our common stock. In connection with the closing of our February 2008 registered direct offering, approximately $1.7 million of the principal amount of this note and approximately $40,000 of accrued interest on that principal amount were converted into 2,018,404 shares of our common stock at a rate of $0.87 per share. LFB’s ownership remained at 19.9% after the conversion.

     Joint Development and Commercialization Agreement. Under our joint development and commercialization agreement, we and LFB are sharing equally in the cost of the development and commercialization of each product and are entitled to 50% of any profits derived from products developed through the collaboration, provided we each contribute equally to their development. In the event that contributions to development are not equal, the profit allocation will be adjusted based on development costs incurred. Under the agreement, a joint steering committee of our and LFB’s representatives determines product development and commercialization plans. We are responsible for development of the production system for the products and retain exclusive commercial rights to the products in North America. LFB is responsible for clinical development and regulatory review of the first program in this collaboration, and has exclusive commercial rights in Europe. We hold co-exclusive rights with LFB in the rest of the world to any products developed through the collaboration. The initial term of the agreement is fifteen years, subject to extension or termination by mutual consent, and the terms for any product developed through the collaboration will continue until the later of the initial term or ten years beyond regulatory approval of that product.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

     The following is the report of the Audit Committee with respect to the company’s audited financial statements for the year ended December 30, 2007.

     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the company’s accounting and financial reporting, internal control and audit functions. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

     Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

     In the course of its oversight of the company’s financial reporting process, the Audit Committee has:

  reviewed and discussed with management and PricewaterhouseCoopers LLP, GTC’s audited financial statements for the fiscal year ended December 30, 2007;

  discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  received the written disclosures and the letter from the independent registered public accountant required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  reviewed with management and the independent registered public accountant the company’s critical accounting policies;

  discussed with management the quality and adequacy of the company’s internal controls over financial reporting;

  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  considered whether the provision of non-audit services by the independent registered public accountant is compatible with maintaining the independent registered public accountant’s independence.

     Based on the foregoing review and discussions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 30, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Alan W. Tuck, Chair
Robert W. Baldridge
Michael J. Landine
Pamela W. McNamara

Independent Registered Public Accountants’ Fees and Other Matters

     The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 30, 2007. Our Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the 2007 year-end audit and to review our quarterly financial reports for filing with the Securities and Exchange Commission during fiscal year 2008. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

     The following table shows the fees paid or accrued by us for professional services performed by PricewaterhouseCoopers LLP for auditing our financial statements for fiscal years 2007 and 2006:

	2007		2006
Audit Fees(1)	$400,067		$465,175
Audit-Related Fees(2)	—		4,000
Tax Fees(3)	62,868		38,353
All Other Fees	4,140	(5)	31,675	(4)
Total	$467,075		$539,203
____________________

(1)	Represents fees for professional services provided in connection with the audits of our year-end annual consolidated financial statements and the effectiveness of internal controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for assurance and related services and consisted of the audit of executive compensation disclosure in connection with preparation of our 2006 proxy statement. All audit-related services were pre-approved by the Audit Committee.

(3)	Represents fees for tax return review, preparation and compliance services.

(4)	Represents fees for services in support of litigation activities and compensation consulting, primarily supporting the implementation of SFAS 123(R).

(5)	Represents fees for compensation consulting.

     Pre-Approval Policy

     In accordance with its written charter, our Audit Committee pre-approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. Our Audit Committee has adopted policies and procedures for the pre-approval of non-audit services for the purpose of maintaining the independence of our independent registered public accountant. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accountant to perform any non-audit services that exceed the pre-approved amounts. For fiscal year 2007, our Audit Committee pre-approved specific non-audit services subject to cost limits to be performed by PricewaterhouseCoopers LLP in order to assure that these services do not impair the independent registered public accountant’s independence. All of the non-audit services rendered by PricewaterhouseCoopers LLP in fiscal year 2007 were pre-approved by our Audit Committee in accordance with these limits.

ADDITIONAL INFORMATION

Deadline for Stockholder Proposals and Director Nominations

     If the 2009 Annual Meeting is not held before May 25, 2009 or after July 24, 2009, and if you wish to bring business before or propose director nominations at the 2009 Annual Meeting of Stockholders, you must notify us in writing by April 10, 2009 (the date 75 days before the anniversary of the 2008 Annual Meeting).

     If you intend to bring such a proposal or nomination at the 2009 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must notify us in writing of your proposal or nomination prior to January 21, 2009.

     Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to Vice President, Corporate Communications, c/o GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702:

  a brief statement outlining the reasons the nominee would be an effective director;

  the name, age and business and residence addresses of the candidate;

  the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period;

  the number of shares of our common stock, if any, beneficially owned by the candidate;

  details of any business or other significant relationship the candidate has ever had with us or our affiliates;

  the stockholder’s name and record address and the name and address of the beneficial owner of shares of our common stock, if any, on whose behalf the proposal is made; and

  the number of shares of our common stock that the stockholder and any such beneficial owner beneficially own.

The Nominating and Corporate Governance Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such beneficial owner.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Vice President, Corporate Communications (508-620-9700 x5374). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report and Other SEC Filings

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.gtc-bio.com. These and other SEC filings, including our proxy statement, are also available on the SEC’s website at www.sec.gov.

     A copy of these filings, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (excluding exhibits) may be obtained, at no cost, by writing to the Vice President, Corporate Communications, GTC Biotherapeutics, Inc., 175 Crossing Boulevard, Framingham, Massachusetts 01702.

     Our Annual Report for the year ended December 30, 2007, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

* * *

ANNEX A

PROPOSED AMENDMENT
TO GTC BIOTHERAPEUTICS, INC.
AMENDED AND RESTATED ARTICLES OF ORGANIZATION

Form of Amendment to Amended and Restated Articles of Organization
to Effect the Reverse Stock Split

     Article IV of the Corporation’s Restated Articles of Organization, as amended, shall be further amended to include the following language as an introductory paragraph to Section 4.2 of Continuation Sheet 4A:

     “Effective as of [DATE], at [TIME] (the “Effective Time”), every [# (NUMBER)] shares of authorized Common Stock of the Corporation, $.01 par value per share (“Common Stock”), issued and outstanding shall be automatically combined into [# (NUMBER)] issued and outstanding shares of Common Stock without any change in the par value of such shares. There shall be no fractional shares issued. In lieu of any fractional shares to which a stockholder of record would be entitled as a result of the combination, such stockholder shall be entitled to receive a cash amount determined as follows. The Corporation’s transfer agent or a designated broker shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders of record who would otherwise be entitled to receive a fractional share. After such sales are completed, each such stockholder entitled thereto shall receive a cash payment in an amount equal to such stockholder’s pro rata share of the total net proceeds of the sales. The combination shall not change the number of shares of Common Stock authorized for issuance by the Corporation.”

A-1

Proposed GTC Biotherapeutics, Inc.	ANNEX B
2003 Employee Stock Purchase Plan,
marked to show changes

GTC BIOTHERAPEUTICS, INC.
2003 Employee Stock Purchase Plan

1. Purpose.

     The purpose of this 2003 Employee Stock Purchase Plan (the “Plan”) is to provide employees of GTC Biotherapeutics, Inc. (the “Company”), and its subsidiaries, who wish to become stockholders of the Company an opportunity to purchase Common Stock of the Company, $0.01 par value per share (the “Common Stock”), directly from the Company. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Eligible Employees.

     Subject to the provisions of Sections 7, 8 and 9 and 10 below, any individual who is a full-time employee of the Company, or any of its subsidiaries (as defined in Section 424(f) of the Code) the employees of which are designated by the Board of Directors of the Company, or such committee to whom it delegates its authority hereunder (herein referred to in either case as the “Board of Directors”) as eligible to participate in the Plan, is eligible to participate in any Offering (as defined in Section 3 below) of Shares (as defined in Section 7 below) made by the Company hereunder so long as such individual is not participating in any continuing Offering under the Company’s 2002 Employee Stock Purchase Plan. For this purpose, “full-time employees” shall include all employees whose customary employment is:

     (a) 20 hours or more per week and

     (b) more than five months in the calendar year during which said Offering Date (as defined in Section 3 below) occurs (or in the calendar year immediately preceding such calendar year if there has been no change in the terms of employment that would make the employee ineligible to participate in the current calendar year).

3. Offering Dates.

     From time to time, the Company, by action of the Board of Directors, will grant rights to purchase Shares to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an “Offering” on a date or series of dates (each of which is an “Offering Date”) designated for this purpose by the Board of Directors.

4. Prices.

     The price per share for each grant of rights hereunder shall be the lesser of:

     (a) eighty-five percent (85%) of the fair market value of a Share on the Offering Date on which such right was granted; or

     (b) eighty-five percent (85%) of the fair market value of a Share on the date such right is exercised.

     At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5. Exercise of Rights and Method of Payment.

     (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors. Unless a participating employee withdraws from the Plan as provided in Section 11, and subject to the other terms of the Plan, the employee’s right for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of shares subject to the right will be purchased at the applicable purchase price with the accumulated contributions in the employee’s account.

     (b) The method of payment for Shares purchased upon exercise of rights granted hereunder shall be through regular payroll deductions, by lump sum cash payment, by delivery of shares of Common Stock valued at fair market value (as determined by the Board of Directors) on the date of delivery, or by some combination thereof, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

     (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6. Term of Rights.

     The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the “Offering Period”) shall in no event be longer than twenty-seven (27) months or such longer period as may then be consistent with Section 423 of the Code. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period when shares will be purchased upon exercise of employees’ rights (each, an “Exercise Period”). Rights granted on an Offering Date shall be exercisable in full in such proportion on the last day of each exercise period as the Board of Directors determines.

7. Shares Subject to the Plan.

     (a) The number of shares of Common Stock that may be sold pursuant to rights granted under the Plan may not exceed ~~750,000~~ 1,750,000 shares (the “Shares”); provided, however, that the maximum number of Shares which shall be available for sale under the Plan during any Exercise Period shall not exceed the number of Shares equal to 20,850 Shares multiplied by the number of full months included in such Exercise Period and, if necessary, the number of Shares sold during an Exercise Period shall be cut back in accordance with Section 7(b). For purposes of the Plan, a “full month” shall mean a period of at least twenty-seven (27) days in a calendar month. Appropriate adjustments in the above figures, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to this Section 7(b), and Sections 9 and 10 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. In the event of a proposed dissolution or liquidation of the Company, any Exercise Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction (as defined below), each right outstanding under the Plan shall be assumed or an equivalent right shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding rights, each Exercise Period and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Exercise Period and Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participating employee in writing, prior to the New Purchase Date, that the Purchase Date for his or her right has been changed to the New Purchase Date and that his or her right will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this Section 7, “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation, or any other transaction or series of related transactions in which the Company’s stockholders immediately prior thereto own less than 50% of the voting stock of the Company (or its successor or parent) immediately thereafter. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

     (b) Subject to the foregoing, if the Board of Directors determines that, on a given purchase date for an Offering (a “Purchase Date”), the number of Shares with respect to which rights are to be exercised may exceed (i) the number of Shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board of Directors may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participant employees exercising rights to purchase Common Stock on such Purchase Date, and (x) continue all Offerings then in effect or (y) terminate any or all Offerings then in effect. The Company may make pro rata allocation of the Shares available on the Purchase Date of any applicable Offering, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to the Offering Date for such Offering. In the event of a pro-rata allocation, each participating employee’s right to purchase Shares shall be limited to such pro-rata amount of Shares and the remaining cash balance of the contributions shall be credited to his or her account, and the participating employees shall not have further rights against the Company or the Board of Directors.

8. Limitations on Grants.

     (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted, would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

     (b) No employee shall be granted a right which permits the employee’s right to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

     (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee’s annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9. Limitation on Number of Shares Purchased.

     The maximum number of Shares that an eligible participating employee may purchase during any Exercise Period shall not exceed the number of Shares that is equal to 420 Shares multiplied by the number of full months included in such Exercise Period, provided that such purchase shall be further subject to the limitations set forth in Sections 2, 7, and 8.

10. Limit on Participation.

     Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering. No employee shall be eligible to participate in more than one Offering Period at a time.

11. Withdrawal.

     (a) An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the date established by the Company for such purpose. Upon such withdrawal, any amounts paid by the employee or withheld from the employee’s compensation through payroll deductions for the purpose of purchasing Shares shall be paid to the employee, without interest, unless otherwise determined by the Board of Directors.

     (b) A participating employee’s withdrawal from an Offering will not have any effect upon his or her eligibility to participate in a succeeding Offering which commences after the withdrawal or in any similar plan that may hereafter be adopted by the Company. If a participating employee withdraws from an Offering, however, payroll deductions shall not resume at the beginning of any succeeding Offering unless the employee makes a new election to participate in the Plan.

     (c) If the fair market value of the Shares on any Purchase Date of an existing Offering from which the Purchase Date is the last trading date immediately preceding an Offering Date for a new Offering is less than the fair market value of the Shares on the Offering Date for such existing Offering, then every participating employee shall automatically (i) be withdrawn from such existing Offering at the close of such Purchase Date and after the acquisition of Shares for such Exercise Period, and (ii) be enrolled in the new Offering commencing on the first business day subsequent to such Purchase Date.

12. Tax Withholding.

     Each participating employee shall pay to the Company or the applicable subsidiary, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of Shares no later than the date of the event creating the tax liability. In the discretion of the Board of Directors and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Shares to the Company, including Shares purchased under the Plan, valued at fair market value (as determined by the Board of Directors) on the date of delivery. The Company or the applicable subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the employee or withhold Shares purchased hereunder, which shall be valued at fair market value (as determined by the Board of Directors) on the date of withholding.

13. Termination of Employment.

     Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee or withheld from the employee’s compensation through payroll deductions for the purpose of purchasing Shares shall be paid to the employee or to the employee’s estate, without interest unless otherwise determined by the Board of Directors.

14. Participants’ Rights as Stockholders and Employees.

     (a) No participating employee shall have any rights as a stockholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Share certificate is actually issued.

     (b) Each participating employee is an employee-at-will (that is to say that either the employee or the Company or any subsidiary may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any subsidiary. Neither the adoption, maintenance, nor operation of the Plan nor any grant of rights hereunder shall confer upon any employee any right with respect to the continuance of his/her employment with the Company or any subsidiary nor shall they interfere with the rights of the Company or subsidiary to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any subsidiary.

15. Rights Not Transferable.

     Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

16. Amendments to or Discontinuation of the Plan.

     The Board of Directors shall have the right to amend, modify or terminate the Plan at any time without notice, provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the stockholders of the Company, increase the total number of Shares which may be offered under the Plan.

17. Effective Date and Approvals.

     This Plan was adopted by the Board of Directors on February 14, 2003. Subject to the approval of the stockholders of the Company, this Plan shall be effective on May 21, 2003.

     The Company’s obligation to offer, sell and deliver the Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of the Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company’s counsel, with all applicable federal and state securities and other laws.

18. Term of Plan.

     Unless terminated earlier by the Board, or extended by approval of the stockholders, no ~~No~~ rights shall be granted under the Plan after the tenth anniversary of the effective date of the most recent stockholder approval for purposes of Section 423 of the Code and the regulations thereunder ~~May 21, 2003~~.

19. Administration of the Plan.

     The Board of Directors or any committee or person(s) to whom it delegates its authority (the “Administrator”) shall administer, interpret and apply all provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code. Determinations made by the Board of Directors with respect to any provision of the Plan or matter arising in connection therewith shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

20. Governing Law.

     Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the Commonwealth of Massachusetts.

GTC BIOTHERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 24, 2008

The undersigned stockholder of GTC Biotherapeutics, Inc. (“GTC”) hereby appoints Geoffrey F. Cox, John B. Green and Nathaniel S. Gardiner, or any of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of GTC that the undersigned is entitled to vote at the Annual Meeting of Stockholders of GTC to be held at 10:00 a.m. local time on Tuesday, June 24, 2008 at the Forefront Center for Meetings & Conferences, 404 Wyman Street, Waltham, Massachusetts 02451, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING EITHER A WRITTEN NOTICE OF REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE TO THE SECRETARY, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

Address Changes: ____________________________________________________________________________________________

____________________________________________________________________________________________________________

(If you noted any Address Changes above, please mark the corresponding box on the reverse side.)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS

POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

GTC BIOTHERAPEUTICS, INC.

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by GTC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to GTC Biotherapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GTCBO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GTC BIOTHERAPEUTICS, INC.

1.	Vote on Proposal 1 – Election of Directors.					2.	Vote on Proposal 2 – Grant to the Board the
			For	Withhold	For All		discretionary authority to effect a reverse stock split.
	Nominees:		All	For All	Except
	01)	Francis J. Bullock					For	Against	Abstain
	02)	Geoffrey F. Cox	☐	☐	☐		☐	☐	☐
	03)	Mary Ann Gray
	04)	Alan W. Tuck
To withhold authority to vote for any individual nominees(s), mark “FOR ALL EXCEPT” and write the nominee’s name on the line below.						3.	Vote on Proposal 3 – Amendment to the 2003 Employee Stock Purchase Plan.
							For	Against	Abstain
							☐	☐	☐

						4.	Vote on Proposal 4 – Ratification of independent registered accounting firm.
							For	Against	Abstain
							☐	☐	☐

PLEASE DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each joint holder should personally sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check the box at the right and write the change on the back of this card, where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method.     Address Change  ☐

Please indicate if you plan to attend the meeting.     Yes ☐         No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date